Exhibit 10.1

[EXECUTION VERSION]

Published CUSIP Number  _________

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of July 28, 2008 and amended and restated as of December 9, 2010 among

BE AEROSPACE, INC.,

CERTAIN LENDERS,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

UBS SECURITIES LLC
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agents,

and

THE ROYAL BANK OF SCOTLAND PLC,
SUNTRUST BANK and WELLS FARGO BANK, N.A.,
as Documentation Agents
_____________________________

J.P. MORGAN SECURITIES LLC,
UBS SECURITIES LLC,
CREDIT SUISSE SECURITIES (USA) LLC,
RBS SECURITIES INC.,
SUNTRUST ROBINSON HUMPHREY, INC.,
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

- i -

TABLE OF CONTENTS

- ii -

- iii -

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SCHEDULES:

Schedule 1A	—	Commitment Amounts
Schedule 1B	—	Existing Money Market Funds
Schedule 6.10(a)	—	Domestic Subsidiaries
Schedule 6.10(b)	—	Foreign Subsidiaries
Schedule 6.11	—	Leasehold Interests
Schedule 9.2	—	Existing Indebtedness
Schedule 9.3	—	Existing Liens
Schedule 9.4	—	Contingent Obligations
Schedule 9.6	—	Permitted Asset Sales
Schedule 9.7	—	Investments, Loans and Advances
Schedule 9.10	—	Transaction with Affiliates

EXHIBITS:

Exhibit A	—	Form of Pledge Agreement
Exhibit B-1	—	Form of Company Closing Certificate (Secretary)
Exhibit B-2	—	Form of Company Closing Certificate (Officer)

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Page

Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Mortgage (Owned Property)
Exhibit E	—	Form of Security Agreement
Exhibit F	—	Form of Perfection Certificate
Exhibit G	—	Form of Subordination Terms and Conditions of Intercompany Note
Exhibit H	—	Form of Credit Party Accession Agreement
Exhibit I	—	Form of Guaranty

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 9, 2010 (as the same may be amended, supplemented or otherwise modified from time to time after the date hereof, this “Amended Agreement”), among BE AEROSPACE, INC., a Delaware corporation (the “Company”), the several Lenders from time to time parties hereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, UBS SECURITIES LLC and CREDIT SUISSE SECURITIES (USA) LLC, as syndication agents for the Lenders, and THE ROYAL BANK OF SCOTLAND PLC, SUNTRUST BANK and WELLS FARGO BANK, N.A., as documentation agents for the Lenders.

The Company has requested that the Lenders amend and restate its existing Credit Agreement dated as of July 28, 2008 (as amended prior to the date hereof, the “Existing Credit Agreement”) among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, UBS Securities LLC and Credit Suisse Securities (USA) LLC, as Syndication Agents, and The Royal Bank of Scotland plc, Wells Fargo Bank, N.A. and SunTrust Bank, as Documentation Agents, to provide, among other things, a $750,000,000 revolving credit facility to the Company to refinance term loans borrowed and outstanding under the Existing Credit Agreement and financing for working capital and other general corporate purposes of the Company and its subsidiaries.  The Lenders under this Amended Agreement (which Lenders constitute the Required Lenders (as such term is defined in the Existing Credit Agreement)) are willing, subject to the terms and conditions of this Amended Agreement, to amend and restate the Existing Credit Agreement to read in full as set forth herein.  Accordingly, in consideration of the mutual covenants herein contained, the parties hereto agree, subject to the satisfaction of the conditions set forth herein, to amend and restate the Existing Credit Agreement to read in full as provided in this Amended Agreement.

ARTICLE I
DEFINITIONS

Section 1.1                      Defined Terms.  As used in this Amended Agreement, the following terms have the following meanings:

“ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (iii) LIBOR (determined by reference to clause (ii) of the definition thereof) plus 1.00%.  For purposes hereof:  “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (ii) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the applicable LIBOR shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the applicable LIBOR, respectively.

“ABR Loans” means Loans whose interest rate is based on the ABR.

“Additional Collateral Documents” has the meaning specified in Section 8.10.

“Administrative Agency Fee Letter” means the letter dated December 9, 2010 between the Company and the Administrative Agent, setting forth the administrative agency fee for this Amended Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

“Affiliate” of any Person means (i) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (ii) any Person who is a director or officer of (A) such Person, (B) any Subsidiary of such Person or (C) any Person described in clause (i) above.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents” means a collective reference to the Syndication Agents, the Documentation Agents, the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Credit Extensions of Credit” means, at any particular time, the sum of (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (iii) the aggregate amount of Revolving L/C Obligations.

“ALC” means Aerospace Lighting Corporation, a New York corporation, and its successors.

“Allowed Exclusion Amount” means at any date an amount equal to the book value of that portion of Consolidated Total Domestic Assets which is owned by ATS or ALC (collectively, the “Excluded Domestic Assets”) not exceeding (i) if the aggregate book value of their total assets does not exceed $100,000,000, the amount of the book value of their Excluded Domestic Assets or (ii) if the aggregate book value of their total assets exceeds $100,000,000, zero.

“Amended Agreement” has the meaning specified in the preamble hereof.

“Applicable Level” means, as of any day, Level I, Level II, Level III or Level IV below, whichever is applicable on such day, with each new Level to take effect on the day following the delivery to the Administrative Agent by the Company of the financial statements referred to in Section 8.1(a) or (b), as the case may be, and the related certificate of a Responsible Officer on behalf of the Company referred to in Section 8.2(b) for any fiscal quarter indicating the ratio of Consolidated Total Indebtedness as of the last day of the period covered by such financial statements to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of the period covered by such financial statements:

Applicable Level	Ratio of Consolidated Total Indebtedness to Consolidated EBITDA
I	Greater than or equal to 3.25 to 1.00
II	Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00
IV	Less than 2.00 to 1.00

provided, however, that: (i) in the event that the financial statements required to be delivered pursuant to Section 8.1(a) or 8.1(b) and the related certificate of a Responsible Officer on behalf of the Company referred to in Section 8.2(b) are not delivered when due for any fiscal quarter, then during the period from the date upon which such financial statements and certificate were required to be delivered, until the date upon which they actually are delivered, the Applicable Level for Revolving Credit Loans and Swing Line Loans shall be Level I; (ii) in the event the financial statements required to be delivered pursuant to Section 8.1(a) or 8.1(b) and the related certificates of a Responsible Officer on behalf of the Company referred to in Section 8.2(b) for any fiscal quarter are proven to have been incorrect, then the Applicable Level for the relevant period shall be adjusted retroactively to reflect the level which would have applied for such period based on the corrected ratio of Consolidated Total Indebtedness as of the last day of the period covered by such financial statement to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of the period covered by such financial statements, and any additional interest owing as a result of such readjustment shall be payable on demand; and (iii) at all times during which a Default or an Event of Default shall have occurred and be continuing, the Applicable Level for Revolving Credit Loans and Swing Line Loans shall be Level I.

“Applicable Margin” means for each day (i) from the Restatement Effective Date until the date on which the Applicable Level is determined for the first fiscal quarter ending after the Restatement Effective Date, 1.50% per annum in the case of ABR Loans (including all Swing Line Loans) and 2.50% per annum in the case of Eurodollar Loans, and (ii) thereafter, the rate per annum for the relevant Type of such Loan set forth below opposite the Applicable Level in effect on such day:

Applicable Level	ABR Loans	Eurodollar Loans
I	1.75%	2.75%
II	1.50%	2.50%
III	1.25%	2.25%
IV	1.00%	2.00%

The Applicable Margin for each Incremental Loan shall be determined in accordance with Article III of this Amended Agreement; provided that the Applicable Margin for Revolving Credit Loans may be adjusted as a result thereof in accordance with Article III of this Amended Agreement.

“Asset Sale” means any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by the Company or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of the Company (except sales, sale-leasebacks, assignments, conveyances, transfers and other dispositions permitted by clauses (a), (b), (c), (d), (e), (g), (h), (i) and (j) of Section 9.6).

“Assignee” has the meaning specified in Section 12.6(c).

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit C hereto.

“ATS” means Advanced Thermal Sciences Corporation, a Delaware corporation, and its successors.

“Available Amount” means at any date the amount, if any, equal to the sum of (i) the Net Proceeds of one or more Qualifying Equity Issuances made after the Existing Credit Agreement Effective Date, (ii) Cumulative Excess Cash Flow and (iii) solely in the case of amounts applied in determining the permissibility of Investments under Section 9.7(m) or dividends and distributions under Section 9.9(d), $25,000,000, in each case that is Not Otherwise Applied.

“Available Revolving Credit Commitment” means, as to any Lender, at a particular time, an amount equal to the excess, if any, of (i) the amount of such Lender’s Revolving Credit Commitment at such time less (ii) the sum of (A) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to Section 2.1, (B) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit, (C) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of Revolving L/C Obligations and (D) such Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Revolving Credit Commitments pursuant to Section 5.9 the amount referred to in this clause (D) shall be zero; collectively, as to all the Lenders, the “Available Revolving Credit Commitments”.

“Benefitted Lender” has the meaning specified in Section 12.7(a) hereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing Date” means any Business Day specified in a notice pursuant to (i) Section 2.7 or 5.1 as a date on which the Company requests JPMCB to make Swing Line Loans or the Lenders to make Revolving Credit Loans or Incremental Loans hereunder or (ii) Section 2.5 as a date on which the Company requests the Issuing Lender to issue a Letter of Credit hereunder.

“Business Day” means, when such term is used in connection with (i) a Eurodollar Loan, any day (other than a Saturday or a Sunday) on which (A) the London interbank market is open for general banking business and (B) banks in New York City are open for general banking business and (ii) an ABR Loan, any day (other than a Saturday or Sunday) on which banks in New York City are open for general banking business.

“Capital Expenditures” means, for any period, all amounts (other than those arising from the acquisition or lease of businesses and assets which are permitted by Section 9.7) that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures of the Company and its Subsidiaries for such period, excluding interest capitalized during construction, as the same are or would be set forth in a consolidated statement of cash flows of the Company and its subsidiaries for such period.

“Capital Lease” means, of any Person, any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the Revolving L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Lender, the parent corporation of any Lender or any Subsidiary of such Lender’s parent corporation, and commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition thereof, (v) money market funds that (A) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (B) are rated AA by S&P and Aa by Moody’s and (C) have portfolio assets of at least $5,000,000,000; (vi) money market funds existing on the Restatement Effective Date that are listed on Schedule 1B; and (vii) in the case of Foreign Subsidiaries, investments that are substantially equivalent to the foregoing investments described in clauses (i) through (v) above that are available in the currency of the jurisdiction in which such Foreign Subsidiary is organized.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.

“Cash on Hand” means, with respect to any Person on any day, the amount in excess of $50,000,000 of Unrestricted Cash and Cash Equivalents of the Company and its Consolidated Subsidiaries at such date.

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Change in Law” means, with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of Section 5.12(b) or 5.20(b), any corporation controlling such Lender, in each case, after the date such Lender becomes a party to this Amended Agreement.

“Change of Control” means the occurrence of any of the following events:

(i)           any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, by way of merger, consolidation or otherwise, of 35% or more (on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of the Company or securities exercisable for or convertible or exchangeable into Equity Interests of the Company, whether at the time of issuance or upon the passage of time or the occurrence of some future event (whether or not such securities are then currently convertible or exercisable and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right)) of the Equity Interests of the Company having ordinary power to vote in the election of members of the board of directors of the Company (irrespective of whether, at the time, Equity Interests of any other class or classes of the Company shall have or might have voting power by reason of the happening of any contingency);

(ii)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(iii)           a “change of control” or comparable term in any Senior Note Document occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means JPMCB, in its capacity as collateral agent for the Secured Parties, and its successor or successors in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, any Depositary Bank Agreement, any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Commitment Percentage” means, with respect to any Lender, either of the (i) Revolving Credit Commitment Percentage, or (ii) Incremental Term Loan Commitment Percentage, of such Lender, as the context shall require.

“Commitments” means the collective reference to the Revolving Credit Commitments, the Swing Line Commitments and the Incremental Commitments, if any; individually, a “Commitment”.  On the Restatement Effective Date, the aggregate amount of the Revolving Credit Commitments is $750,000,000.  The aggregate amount of all Incremental Commitments shall not exceed $750,000,000.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“Company” means BE Aerospace, Inc., a Delaware corporation, and its successors and permitted assigns.

“Company Materials” has the meaning specified in Section 8.2.

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Amended Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Amended Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (i) be entitled to receive any greater amount pursuant to Section 5.12, 5.19, 5.20 or 5.21 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (ii) be deemed to have any Commitment.

“Consolidated Cash Interest Expense” means, for any period of four consecutive fiscal quarters of the Company and its Consolidated Subsidiaries, the amount of Consolidated Interest Expense paid or required to be paid in cash during such period.

“Consolidated Current Assets” means, at any particular date, all amounts which would, in conformity with GAAP, be reflected under current assets on a consolidated balance sheet of the Company and its Subsidiaries as at such date, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, at any particular date, all amounts which would, in conformity with GAAP, be reflected under current liabilities on a consolidated balance sheet of the Company and its Subsidiaries as at such date, excluding the current portion of any Indebtedness (including the Loans).

“Consolidated EBITDA” means, for any period for the Company and its Consolidated Subsidiaries, the sum of:

(i)           Consolidated Net Income for such period (excluding therefrom any unusual or extraordinary items of gain or loss); plus

(ii)           without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(A)           Consolidated Interest Expense;

(B)           provisions for Federal, state, local and foreign income, value added and similar taxes;

(C)           depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period);

(D)           non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements);

(E)           [Reserved];

(F)           any (x) financial advisory fees, underwriting fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses, and (y) prepayment premiums, breakage costs and LIBOR indemnities, redeployment costs or funding costs, in each case incurred by the Company and its Subsidiaries as a result of, or in connection with, any issuance, incurrence, refinancing, redemption, repayment or prepayment of Indebtedness, to the extent permitted under this Amended Agreement (or if incurred during the applicable period but prior to the Restatement Effective Date, to the extent permitted under the Existing Credit Agreement); and

(G)           any (x) financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses, and (y) all cash and non-cash restructuring and integration charges, costs, and expenses, in each case incurred by the Company and its Subsidiaries as a result of any Permitted Acquisition or

Permitted Foreign Acquisition and deducted from net income, and in the case of items describe in clause (y) above, which are factually supportable, identifiable and documented and which are not objected to by the Administrative Agent; minus

(iii)           any amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gains, all as determined in accordance with GAAP; minus

(iv)           the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period.

For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Measurement Period”) pursuant to any determination of the Total Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio, if during such period (or in the case of pro-forma calculations, during the period from the last day of such period to and including the date as of which such calculation is made) the Company or one or more of its Subsidiaries shall have made an Asset Sale, a Permitted Acquisition or a Permitted Foreign Acquisition, Consolidated EBITDA for such period shall be calculated after giving effect thereto on a pro-forma basis, giving effect to identifiable cost savings documented to the reasonable satisfaction of the Administrative Agent.

“Consolidated Interest Expense” means, for any period the sum of (i) the amount of interest expense, both expensed and capitalized (excluding amortization and write offs of debt discount and debt issuance costs and any other non-cash interest expense or accretions of discounts), net of interest income, of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period and (ii) dividends paid in cash during such period on preferred stock issued by the Company or any of its Consolidated Subsidiaries; provided that, for purposes of calculating Consolidated Interest Expense for any period for determining the Total Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio, if during such period (or in the case of pro-forma calculations, during the period from the last day of such period to and including the date as of which such calculation is made) the Company or one or more of its Subsidiaries shall have made an Asset Sale, made a Permitted Acquisition, made a Permitted Foreign Acquisition or incurred or discharged any Material Indebtedness, then Consolidated Interest Expense for such period shall be calculated after giving effect thereto on a pro-forma basis, giving effect to identifiable cost savings documented to the reasonable satisfaction of the Administrative Agent.

“Consolidated Liquidity” means, on any date, the sum of (i) the amount, if positive, of (A) the aggregate Revolving Credit Commitments minus (B) the then aggregate amount of the Revolving Credit Outstandings (excluding for this purpose only the aggregate face amount of all undrawn Letters of Credit then outstanding) plus (ii) the aggregate amount of Unrestricted Cash and Cash Equivalents owned by one or more Credit Parties on such date.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Company and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for such period (i) the income (or loss) of any Person in which any other Person (other than the Company or any of its Wholly-Owned Consolidated Subsidiaries) has an ownership interest, except to the extent that any such income is actually received in cash by the Company or such Wholly-Owned Consolidated Subsidiary in the form of dividends or other equity distributions during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of the Company or is merged with or into or consolidated with the Company or any of its Consolidated Subsidiaries or that Person’s assets are acquired by the Company or any of its Consolidated Subsidiaries and (iii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Subsidiary” means at any date any Subsidiary of the Company or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP, and “Consolidated Subsidiaries” means all of them, collectively.

“Consolidated Total Assets” means, at any date, the total consolidated assets of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP (and excluding all intercompany items) as of the date of the most recent financial statements delivered in accordance with Section 8.1(a) or (b) of this Amended Agreement.

“Consolidated Total Domestic Assets” means, at any date, that portion of Consolidated Total Assets (i) the entire legal and beneficial ownership interest in which is directly owned by the Company and/or one of more of its Subsidiaries and (ii) is located in the United States, any state thereof or the District of Columbia; provided, however, that in no event shall “Consolidated Total Domestic Assets” include any member of the TSI/Reinhardt Group or any of their respective assets.

“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding any obligations in respect of hedging arrangements.

“Consolidated Total Secured Indebtedness” means, as of any date of determination, the aggregate outstanding principal amount of the Loans plus the aggregate outstanding principal amount of all other Consolidated Total Indebtedness of the Company and its Consolidated Subsidiaries which is secured by any Lien on any property or assets of the Company or one or more of its Consolidated Subsidiaries.

“Consolidated Working Capital” means, at any particular date, Consolidated Current Assets less Consolidated Current Liabilities.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business and (y) any obligation resulting from the existence of deferred revenue, including customer deposits.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Credit Documents” means the collective reference to this Amended Agreement, the Notes, the Administrative Agency Fee Letter, the Guaranty (including any guarantee or Credit Party Accession Agreement executed and delivered pursuant to the terms of Section 8.10 or Section 9.15 of this Amended Agreement), the Collateral Documents, each Perfection Certificate and any Incremental Facility Amendment.

“Credit Parties” means the collective reference to the Company and each Subsidiary which is a party, or which at any time becomes a party, to a Credit Document.

“Credit Party Accession Agreement” means an accession agreement, substantially in the form of Exhibit H hereto, executed and delivered by a Subsidiary after the Existing Credit Agreement Effective Date, in accordance with the respective Section 8.10 or Section 9.15 of the Existing Credit Agreement or of this Amended Agreement, as applicable.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on December 31, 2008 and Excess Cash Flow for each succeeding completed fiscal year.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Article X, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Depositary Bank Agreement” means an agreement between a Credit Party and any bank or other depositary institution, substantially in the form of Exhibit C to the Security Agreement or otherwise in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, modified, or supplemented from time to time.

“Documentation Agents” means, collectively, The Royal Bank of Scotland plc, SunTrust Bank and Wells Fargo Bank, N.A., in their capacities as Documentation Agents with respect to the Commitments (each, a “Documentation Agent”).

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.6 (subject to such consents, if any, as may be required thereunder).

“Environmental Laws” means any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or legally enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health as they relate to Materials of Environmental Concern or the protection of the environment, including without limitation, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means (i) any sale or issuance by the Company or any of its Subsidiaries to any Person other than the Company or a Subsidiary of the Company of any Equity Interests and (ii) the receipt by the Company or any of its Subsidiaries of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of the Company or any of its Subsidiaries, from any Person other than the Company or a Subsidiary of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Lending Office” means the office of each Lender which shall be making or maintaining its Eurodollar Loans.

“Eurodollar Loans” means Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1.00 – Eurodollar Reserve Requirement

For purposes of this definition, LIBOR shall be determined in accordance with clause (i) of the definition thereof.

“Eurodollar Reserve Requirements” means, for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurodollar funding (currently referred to as “Eurodollar liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Event of Default” means any of the events specified in Article X, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” means, for any period, Consolidated EBITDA for such period (i) plus, without duplication, (x) any net decrease in the Consolidated Working Capital of the Company and its Subsidiaries during such period plus (y) any amounts set aside for anticipated Inventory Integration Expenditures during the prior calculation period, which amounts were not expended during such period and were not otherwise subtracted from the calculation of Excess Cash Flow during such prior period pursuant to clause (ii) of this definition, and (ii) minus, without duplication, (A) Consolidated Cash Interest Expense during such period, (B) the principal amount of the Revolving Credit Loans paid during such period to the extent such payment was accompanied by a permanent reduction of the Revolving Credit Commitments in at least a like amount, and any scheduled payments or voluntary prepayments of principal on (x) the term loans outstanding under the Existing Credit Agreement made prior to (and not in anticipation of) the Restatement Effective Date or (y) any Incremental Term Loans (provided that such payments shall not include mandatory prepayments of any such Incremental Term Loans pursuant to Section 5.6 of the Amended Agreement or otherwise), (C) taxes measured by income accrued as an expense and paid in cash during such period, (D) amounts paid in cash during such period in respect of Capital Expenditures, Permitted Acquisitions or Permitted Foreign Acquisitions to the extent such Capital Expenditures, Permitted Acquisitions or Permitted Foreign Acquisitions are not financed with the proceeds of Indebtedness, Net Proceeds of Asset Sales, Insurance Proceeds, or net proceeds of one or more issuances of Equity Interests (in each case other than Net Proceeds of Asset Sales or Insurance Proceeds, if any, to the extent such proceeds were included in Consolidated Net Income for the applicable period), (E) the amount of any payments or prepayments made during such period of principal of any Indebtedness (other than the Loans) permitted under Section 9.2 of the Amended Agreement made during such period, (F) any net increase in the Consolidated Working Capital of the Company and its Subsidiaries during such period, excluding for this purpose cash and short-term investments (including Cash Equivalents) and any borrowings under this Amended Agreement and any other Indebtedness included in Consolidated Current Liabilities in determining Consolidated Working Capital for such period, (G) the aggregate amount of any dividends or distributions permitted under Section 9.9 of the Amended Agreement actually paid in cash by the Company or its Subsidiaries during such period, (H) the aggregate amount of Inventory Integration Expenditures anticipated to be made during the next fiscal year, and (I) the amount of cash payments made during such period by the Company and its Subsidiaries in connection with (without duplication) clauses (ii)(F), and (G) of the definition of Consolidated EBITDA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Domestic Assets” has the meaning specified in the definition of “Allowed Exclusion Amount”.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (i) Taxes (other than Other Taxes) imposed by any jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such recipient and the jurisdiction (or political subdivision thereof) imposing such Taxes, other than such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any Credit Documents, (ii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Lending Office is located, (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under this Amended Agreement), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or, as applicable, designates a new Lending Office or designates a Conduit Lender) or is attributable to such Foreign Lender’s failure to comply with Section 5.23(e) or such Foreign Lender’s inability to provide the forms, certificates or documentation described in Section 5.23(e) (in each case, other than as a result of a Change in Law) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office or designation of a Conduit Lender (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 5.23 and (iv) any United States withholding Taxes that are imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the Introductory section hereof.

“Existing Credit Agreement Effective Date” means July 28, 2008.

“Extensions of Credit” means the collective reference to Loans made and Letters of Credit issued under the Amended Agreement.

“Facility” means each of (i) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”), and (ii) the Incremental Commitments and Incremental Loans (if any) made thereunder.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively similar) and any regulations thereunder or official interpretations thereof.

“Finance Document” means (i) each Credit Document, (ii) each Swap Contract between one or more Credit Parties and a Hedge Bank evidencing Swap Obligations permitted hereunder and (iii) each Cash Management Agreement between any Credit Party and a Cash Management Bank, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, (i) all Obligations, (ii) all Swap Obligations of a Credit Party permitted hereunder owed or owing under any Swap Contract to any Hedge Bank and (iii) all Cash Management Obligations owing under any Cash Management Agreement to a Cash Management Bank.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by the Company or another Credit Party.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is a resident for tax purposes.  For purposes of this definition, the United States, each state thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Company which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code).

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of this Amended Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” means a Guaranty, substantially in the form of Exhibit I hereto, made by one or more Subsidiary Guarantors in favor of the Secured Parties, together with each other guaranty or guaranty supplement delivered pursuant to Section 8.10 or Section 9.15 of the Amended Agreement.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Incremental Commitments” has the meaning specified in Section 3.1.

“Incremental Commitments Effective Date” has the meaning specified in Section 3.5.

“Incremental Facility Amendment” has the meaning specified in Section 3.4.

“Incremental Facility Closing Date” has the meaning specified in Section 3.6

“Incremental Lender” has the meaning specified in Section 3.3.

“Incremental Loans” has the meaning specified in Section 3.1.

“Incremental Term Commitment” has the meaning specified in Section 3.1.

“Incremental Term Loan Tranche” has the meaning specified in Section 3.1.

“Incremental Term Loans” has the meaning specified in Section 3.1.

“Indebtedness” means, of any Person, at any particular date, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (ii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iii) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (iv) obligations of such Person under Capital Leases and (v) all indebtedness of such Person arising under acceptance facilities; but excluding (x) any obligation resulting from the existence of deferred revenue, including customer deposits and interest thereon in the ordinary course of business, (y) deferred rent, and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (x) and (z) above, which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information” has the meaning specified in Section 12.13(a).

“Information Memorandum” means the information memorandum dated December 2010 used by the Lead Arrangers in connection with the syndication of the Commitments.

“Insolvency” means, with respect to a Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insurance Proceeds” means all insurance proceeds (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), damages, awards, claims and rights of action with respect to any Casualty.

“Interest Coverage Ratio” has the meaning specified in Section 9.1(b).

“Interest Payment Date” means (i) as to ABR Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any ABR Loans are made or any Eurodollar Loans are converted to ABR Loans, (ii) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months (or any shorter period as agreed by the Lenders), the last day of such Interest Period, (iii) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period in excess of three months (as may be agreed by the Lenders), the day which is three months after the date on which such Eurodollar Loan is made or continued as a Eurodollar Loan or an ABR Loan is converted to such a Eurodollar Loan, the first day of any subsequent three-month period and the last day of such Interest Period and (iv) the Revolving Credit Termination Date.

“Interest Period” means, with respect to any Eurodollar Loan:

(i)           initially, the period commencing on, as the case may be, the Borrowing Date or conversion or continuation date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or such shorter or longer periods as the Lenders of the applicable tranche of Loans may agree) as selected by the Company in its notice of borrowing as provided in Section 5.1 or its notice of conversion or continuation as provided in Section 5.3; and

(ii)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or such shorter or longer periods as the Lenders of the applicable tranche of Loans may agree) as selected by the Company by irrevocable notice to the Administrative Agent no later than 1:00 P.M. New York City time three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan; provided that the foregoing provisions relating to Interest Periods are subject to the following:

(A)           if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B)           any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date, shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the next preceding Business Day;

(C)           if the Company shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an ABR Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in Section 5.3); and

(D)           any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Inventory Integration Expenditures” means the expenditures anticipated to be made in any fiscal year by the Company with respect to the purchase of additional inventory as part of the operational integration of the assets acquired by the Company pursuant to its purchase in 2008 of the Consumables Solutions distribution business from Honeywell International Inc., which anticipated expenditures for such fiscal year shall be detailed by the Company in an officer's certificate delivered to the Administrative Agent along with the consolidated balance sheet for the previous fiscal year delivered to the Administrative Agent pursuant to Section 8.1(a) of this Amended Agreement; provided that such expenditures shall not, over the course of all fiscal years, exceed $200,000,000 in the aggregate.

“Investment” has the meaning specified in Section 9.7.

“Issuing Lender” means JPMCB or any other Lender (or their respective Affiliates) which agrees to be an Issuing Lender and is designated by the Company and the Administrative Agent as an Issuing Lender, as issuer of Letters of Credit.

“Joint Lead Arrangers” means J.P. Morgan Securities LLC, UBS Securities LLC, Credit Suisse Securities (USA) LLC, RBS Securities Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Application” means a letter of credit application in the Issuing Lender’s then customary form for the type of letter of credit requested.

“L/C Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“L/C Participating Interest” means an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“Lease Obligations” means, of the Company and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Company and its Subsidiaries determined on a consolidated basis, if any, under Operating Leases (net of rental commitments from sub-leases thereof).

“Leaseholds” means, with respect to any Person, all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” means each bank or other lending institution listed on Schedule 1A, each Eligible Assignee that becomes a Lender pursuant to Section 12.6(c), each Incremental Lender that becomes a Lender pursuant to Article III and their respective successors and shall include, as the context may require, the Issuing Lender and the Swing Line Lender in such capacities.

“Lender Affiliate” means (i) any Affiliate of any Lender, (ii) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and (iii) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor/manager as such Lender or by an Affiliate of such Lender or investment advisor/manager.

“Lending Office” means, with respect to any Lender, (i) with respect to its ABR Loans, the office of such Lender which will be making or maintaining its ABR Loans and (ii) with respect to its Eurodollar Loans, its Eurodollar Lending Office.

“Letter of Credit” means a letter of credit issued by an Issuing Lender pursuant to the terms of Section 2.3.

“LIBOR” means:

(i)           for any Interest Period with respect to any Eurodollar Loan, the rate per annum equal to (A) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (B) if such rate is not available at such time for any reason, the rate per annum reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by JPMCB’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(ii)           for any interest rate calculation with respect to an ABR Loan, the rate per annum equal to (A) BBA LIBOR, at approximately 11:00 a.m., London time, determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (B) if such published rate is not available at such time for any reason, the rate reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by JPMCB’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations to the extent that such financing statements relate to the property subject to such Lease Obligations).

“Loans” means the collective reference to the Revolving Credit Loans, the Swing Line Loans and the Incremental Term Loans, if any; individually, a “Loan”.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (i) a material adverse effect on the business, financial condition, assets, or results of operations of the Company and its Subsidiaries taken as a whole, (ii) a material impairment of the ability of the Company and the other Credit Parties, taken as a whole, to perform any of its obligations under any Credit Document to which it is a party, (iii) a material impairment of the rights and remedies of the Lenders under any Credit Document or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Documents to which it is a party.

“Material Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries in a principal amount equal to or greater than $20,000,000.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials, in each case, as regulated by any applicable Environmental Laws.

“Measurement Period” has the meaning specified in the definition of “Consolidated EBITDA”.

“Minimum Qualified Domestic Asset Amount” means at any date an amount equal to (i) the product of (A) 92.5% (expressed as a decimal) multiplied by (B) the aggregate book value on such date of the Consolidated Total Domestic Assets, minus (ii) the Allowed Exclusion Amount.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Company and the Administrative Agent may select.

“Mortgage” means, in the case of owned real property interests, a mortgage or deed of trust, substantially in the form of, or otherwise substantially identical in substance to, the provisions of Exhibit D hereto, including any Credit Party, the Collateral Agent and one or more trustees, as the same may be amended, modified or supplemented from time to time.

“Net Proceeds” means:  (i) with respect to an Asset Sale, the aggregate cash proceeds received by the Company or any Subsidiary of the Company in respect of such Asset Sale, and any cash payments received in respect of promissory notes or other non cash consideration delivered to the Company or such Subsidiary in respect of an Asset Sale, net of (without duplication) (A) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions paid to third parties which are not Affiliates or Subsidiaries of the Company) incurred in effecting such Asset Sale, (B) any taxes reasonably attributable to such Asset Sale and, in case of an Asset Sale in a foreign jurisdiction, any taxes reasonably attributable to the repatriation of the proceeds of such Asset Sale reasonably estimated by the Company or such Subsidiary to be actually payable, (C) any amounts payable to a Governmental Authority triggered as a result of any such Asset Sale, (D) any Indebtedness or Contractual Obligation of the Company and its Subsidiaries (other than the Loans and other Obligations) required to be paid or retained in connection with such Asset Sale and (E) the aggregate amount of reserves required in the reasonable judgment of the Company or such Subsidiary to be maintained on the books of the Company or such Subsidiary in accordance with GAAP in order to pay contingent liabilities with respect to such Asset Sale; provided that amounts deducted from aggregate proceeds pursuant to clause (E) and not actually paid by the Company or any of its Subsidiaries in liquidation of such contingent liabilities shall be deemed to be Net Proceeds and shall be applied in accordance with Section 5.6 at such time as such contingent liabilities shall cease to be obligations of the Company or any of its Subsidiaries; and (ii) with respect to any Qualifying Equity Issuance, the cash proceeds received from such Qualifying Equity Issuance, net of (A) attorneys’ fees, investment banking fees, accountants’ fees, brokers and underwriters’ commissions, indemnity discounts and commissions and other customary fees and expenses actually incurred in connection therewith, and (B) any taxes reasonably attributable to such Qualifying Equity Issuance.

“Non-Funding Lenders” means any Lender that has failed to fund any portion of the Loans, participation interests in Letters of Credit or participation interests in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder.

“Notes” means the collective reference to any promissory notes evidencing Loans.

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any Qualifying Equity Issuance or Excess Cash Flow, the proceeds of Condemnation Awards or any Insurance Proceeds, that such amount was not previously applied in determining the permissibility of a transaction under the Credit Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Obligations” means the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company to the Agents or any Lenders (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Amended Agreement, the Loans, the other Credit Documents, any Letter of Credit or L/C Application, or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or any Lender or any such Affiliate) or otherwise.

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organization Documents” means:  (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Amended Agreement or any other Credit Document, but excluding property or similar Taxes other than any such property or similar Taxes imposed in such circumstances as a result of the Company or other Credit Party being organized or resident in, maintaining an office in, conducting business in or maintaining property located in, the taxing jurisdiction imposing such property or similar Taxes.

“Participants” has the meaning specified in Section 12.6(b).

“Participating Lender” means any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate” means with respect to any Credit Party a certificate, substantially in the form of Exhibit F hereto, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Collateral Agent and duly executed by a Responsible Officer of such Credit Party.

“Permitted Acquisitions” means non-hostile acquisitions (by merger, purchase or otherwise) by the Company or any of its Subsidiaries of all or substantially all of the assets of, or all of the shares of the capital stock or other Equity Interests in, a Person or division or line of business of a Person engaged in the same business as the Company and its Subsidiaries or in a related business, provided that immediately after giving effect thereto:  (i) except for Permitted Joint Ventures, 100% (less the amount of such capital stock or other Equity Interests, if any, not exceeding 5% in the aggregate thereof, attributable to director qualifying shares, shares required by the jurisdiction of organization of such Person to be held by management or other third party and such additional shares the current ownership of which, at the time of such Permitted Acquisition, cannot, after commercially reasonable efforts by the Company and its Subsidiaries, be identified or acquired) of the outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity that acquires such Person, division or line of business is owned directly by the Company; (ii) any such capital stock or other Equity Interests acquired shall be duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders (other than any capital stock of, or other Equity Interests in, any Foreign Subsidiary of the Company that is not required to be so pledged pursuant to Section 8.10); (iii) the Company causes any such corporation or other entity to comply with Section 8.10 hereof, if such Section is applicable; (iv) any such corporation or other entity is not liable for and the Company and its Subsidiaries do not assume any Indebtedness (except for Indebtedness permitted pursuant to Section 9.2); (v) no Default or Event of Default shall have occurred and be continuing and the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets; and (vi) at the time of any such acquisition (and after giving effect to loans, advances and investments in connection therewith or pursuant thereto) the Company would be in compliance with the covenants set forth in Section 9.1 as of the most recently completed period of four consecutive fiscal quarters ending prior to such acquisition for which the financial statements and certificates required by Sections 8.1 and 8.2 have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in Sections 9.6 and 9.7 occurring after such period) as if such acquisition had occurred as of the first day of such period.  All pro forma calculations required to be made pursuant to this definition shall (A) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (B) be certified to by a Responsible Officer on behalf of the Company as having been prepared in good faith based upon reasonable assumptions.

“Permitted Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and found, on the date of delivery of such Mortgage Policies to the Collateral Agent in accordance with the terms hereof, reasonably acceptable by the Collateral Agent, (ii) zoning, building codes, land use and other similar Laws and municipal ordinances which are not violated in any material respect by the existing improvements and the present use by the mortgagor of the Premises (as defined in the respective Mortgage) and (iii) such other items to which the Collateral Agent may consent (such consent not to be unreasonably withheld).

“Permitted Foreign Acquisitions” means non-hostile acquisitions (by merger, purchase or otherwise) by a Foreign Subsidiary of the Company of all or substantially all of the assets of, or all of the shares of the capital stock or other Equity Interests in, a Person or division or line of business of a Person which is engaged in the same business as the Company and its Subsidiaries or in a related business; provided that immediately after giving effect thereto:  (i) such acquired Person or the Person directly owning such division, line of business or other assets shall be a Consolidated Subsidiary; (ii) 100% (less the amount of such capital stock or other Equity Interests, if any, not exceeding 5% in the aggregate thereof, attributable to director qualifying shares, shares required by the jurisdiction of organization of such Person to be held by management or other third party and such additional shares the current ownership of which, at the time of such Permitted Foreign Acquisition, cannot, after commercially reasonable efforts by the Company and its applicable Foreign Subsidiaries, be identified or acquired) of the outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity that acquires such Person, division or line of business is owned directly or indirectly by a First Tier Foreign Subsidiary; (iii) at least 65.0% (or such higher percentage as may from time to time be required pursuant to Section 8.10(e)) of all outstanding capital stock or other Equity Interests of such First Tier Foreign Subsidiary shall be duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders; (iv) neither the applicable First Tier Foreign Subsidiary nor any such other corporation or other entity is liable for, and the Company and its Subsidiaries do not assume, any Indebtedness (except for Indebtedness permitted pursuant to Section 9.2(m)); (v) no Default or Event of Default shall have occurred and be continuing and the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets; and (vi) at the time of any such acquisition (and after giving effect to loans, advances and investments in connection therewith or pursuant thereto) the Company would be in compliance with the covenants set forth in Section 9.1 as of the most recently completed period of four consecutive fiscal quarters ending prior to such acquisition for which the financial statements and certificates required by Sections 8.1 and 8.2 have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in Sections 9.6 and 9.7 occurring after such period) as if such acquisition had occurred as of the first day of such period.  All pro forma calculations required to be made pursuant to this definition shall (A) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (B) be certified to by a Responsible Officer on behalf of the Company as having been prepared in good faith based upon reasonable assumptions.

“Permitted Joint Ventures” means acquisitions (by merger, purchase, formation of partnership, joint venture or otherwise) by the Company not constituting Permitted Acquisitions or Permitted Foreign Acquisitions of interests in any of the assets of, or shares of the capital stock of or other Equity Interests in, a Person or division or line of business of a Person engaged in the same business as the Company or any of its Subsidiaries or in a related business, provided that immediately after giving effect thereto:  (i) any outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity owned directly by the Company is duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders if and to the extent required to be so pledged pursuant to the definition of “Pledge Agreement” or pursuant to Section 8.10; and (ii) no Default or Event of Default shall have occurred and be continuing, and the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets.

“Permitted Liens” means any Liens permitted under Section 9.3.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 8.2.

“Pledge Agreement” means the Pledge Agreement dated as of July 28, 2008 among the Company, the Credit Parities from time to time party thereto and the Collateral Agent for the ratable benefit of the Secured Parties, a copy of which is attached as Exhibit A hereto, as the same may be amended, modified or supplemented in accordance with its terms from time to time.

“Pledge Agreements” means the collective reference to the Pledge Agreement and any other pledge agreement entered into by a Credit Party and the Administrative Agent (on substantially the same terms as the Pledge Agreement) in accordance with Section 8.10.

“Pledged Collateral” has the meaning specified for the term “Collateral” in the Pledge Agreements.

“Pledged Notes” has the meaning specified in the Pledge Agreements.

“Pledged Stock” has the meaning specified in the Pledge Agreements.

“Properties” means each parcel of real property currently or previously owned or operated by the Company or any Subsidiary of the Company.

“Public Lender” has the meaning specified in Section 8.2.

“Qualified Domestic Assets” means at any date assets comprising Consolidated Total Domestic Assets (i) the entire legal and beneficial interest in which is owned directly by the Company and/or one or more Wholly-Owned Domestic Subsidiary Guarantors, (ii) which are subject to a perfected and first priority Liens in favor of the Collateral Agent under the Collateral Documents to secure the Finance Obligations (subject only to non-consensual Permitted Liens); provided that, solely in the case of deposit accounts maintained with financial institutions other than JPMCB and securities entitlements carried in securities accounts for which JPMCB or one of its affiliates is not the applicable securities intermediary, deposit account control agreements and securities account control agreements shall not be required to be in place with the applicable depositary bank or securities intermediary to perfect such Liens thereon in favor of the Collateral Agent, and (iii) which are not Investments other than Cash Equivalents.

“Qualified Domestic Asset Trigger Event” has the meaning specified in Section 8.10(a).

“Qualifying Equity Issuance” means any Equity Issuance if: (i) after giving effect thereto, no Change of Control shall have occurred; (ii) the Equity Interests issued in such Equity Issuance shall be issued in a private placement exempt from registration under the Securities Act; and (iii) the Net Proceeds thereof shall be used (without duplication and only to the extent Not Otherwise Applied) only (A) to make Qualified Stock Repurchases pursuant to Section 9.9(c), (B) to make Investments pursuant to Section 9.7(m) and (C) to pay dividends and distributions under Section 9.9(d).

“Qualified Stock Repurchases” means, collectively, one or more open market or privately negotiated purchases by the Company for cash of the Company’s issued and outstanding shares of common stock if each share of common stock so purchased is retired and cancelled (and returned to the status of authorized and unissued shares) promptly following the consummation of such repurchase.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Refunded Swing Line Loans” has the meaning specified in Section 2.7(b).

“Register” has the meaning specified in Section 12.6(d).

“Regulation D, O, T, U or X” means Regulation D, O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Related Document” means any agreement, certificate, document or instrument relating to a Letter of Credit.

“Related Parties” has the meaning specified in Section 12.5(a)(iv).

“Reorganization” means, with respect to a Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

“Required Lenders” means, at a particular time, Lenders that hold more than 50% of (i) the Revolving Credit Commitments or if the Revolving Credit Commitments have been cancelled, the sum of (A) the aggregate then outstanding principal amount of the Revolving Credit Loans, plus (B) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, plus (C) the aggregate then outstanding principal amount of Revolving L/C Obligations plus (D) the aggregate amount represented by the agreements of the Lenders in Sections 2.7(b) and (c) with respect to the Swing Line Loans then outstanding and (ii) from and after any applicable Incremental

Facility Closing Date, the aggregate then outstanding principal amount of the related Incremental Loans or, prior to any applicable Incremental Facility Closing Date and after the applicable Incremental Commitments Effective Date, the related Incremental Commitments; provided that the unused Commitments of, and the portion of the Revolving Credit Outstandings and/or the Incremental Loans (or the related Incremental Commitments), as the case may be, held or deemed to be held by, any Non-Funding Lender shall be excluded for purposes of making any determination of the Required Lenders.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any Law (including, without limitation, Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer or the chief operating officer of the Company or, with respect to financial matters, the chief financial officer, controller, vice president – finance or treasurer of the Company.

“Restatement Effective Date” means the date on which the conditions specified in Section 7.1 and 7.2 are satisfied (or waived in accordance with Section 12.1).

“Revolving Credit Commitment” means, as to any Lender, its obligations to make Revolving Credit Loans to the Company pursuant to Section 2.1, and to purchase its L/C Participating Interest in any Letter of Credit in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name in Schedule 1A under the heading “Revolving Credit Commitment” and in an aggregate amount not to exceed at any time the amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced or adjusted from time to time pursuant to this Amended Agreement; collectively, as to all the Lenders, the “Revolving Credit Commitments”.  On the Restatement Effective Date, the aggregate amount of the Revolving Credit Commitments is $750,000,000.

“Revolving Credit Commitment Increase” has the meaning specified in Section 3.1.

“Revolving Credit Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment constitutes of all of the Revolving Credit Commitments (or, if the Revolving Credit Commitments shall have been terminated, the percentage of the outstanding Aggregate Revolving Credit Extensions of Credit and Swing Line Loans constituted by such Lender’s Aggregate Revolving Credit Extensions of Credit and participating interest in Swing Line Loans).

“Revolving Credit Commitment Period” means the period from and including the Restatement Effective Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Lenders” means the Lenders with Revolving Credit Commitments and/or outstanding Revolving Credit Loans.

“Revolving Credit Loan” and “Revolving Credit Loans” has the meaning specified in Section 2.1(a).

“Revolving Credit Outstandings” means, as to any Lender at a particular time, the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to Section 2.1 (including any Incremental Revolving Credit Loans), (ii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit, (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of Revolving L/C Obligations and (iv) such Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans

“Revolving Credit Termination Date” means the earliest of (i) the date which is the fifth anniversary of the Restatement Effective Date; (ii) any other date on which the Revolving Credit Commitments shall terminate hereunder; and (iii) the date that is six months prior to the earliest maturity of the Senior Notes or any other Indebtedness of the Company or any of its Subsidiaries consisting of debt securities issued pursuant to one or more public offerings or private offerings exempt from registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.

“Revolving L/C Obligations” means the obligations of the Company to reimburse the Issuing Lender for any payments made by an Issuing Lender under any Letter of Credit that have not been reimbursed by the Company pursuant to Section 2.6.

“Same Day Funds” means immediately available funds.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of McGraw Hill, Inc., a New York corporation, and any successor thereto.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) (A) Consolidated Total Secured Indebtedness as of such date minus (B) Cash on Hand of the Company and its Consolidated Subsidiaries to (ii) Consolidated EBITDA for the twelve months ending on the last day of the most recent fiscal quarter for which financial statements required by Section 8.1(a) or (b), as applicable, have been delivered.

“Secured Parties” means, collectively, the Lenders and any other Persons the obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement dated as of July 28, 2008 among the Company, the Subsidiary Guarantors and the Collateral Agent, a copy of which is attached as Exhibit E hereto, as the same may be amended, modified or supplemented from time to time.

“Senior Note” means any one of (i) the Company’s 8.50% Senior Unsecured Notes due July 1, 2018 issued in the original aggregate par principal amount of $600,000,000 or (ii) the Company’s 6.875% Senior Unsecured Notes due 2020 issued in the original aggregate par principal amount of $650,000,000, and “Senior Notes” means any two or more of them, collectively.

“Senior Note Documents” means the Senior Notes, the related indentures and all other agreements, documents and instruments relating to the Senior Notes, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Amended Agreement.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Pending Acquisitions” means those certain anticipated acquisitions, to be made by certain Foreign Subsidiaries of the Company pursuant to certain letters of intent executed prior to the Restatement Effective Date by the Company (or a Subsidiary of the Company) and the applicable seller or target thereunder, which were identified to the Administrative Agent prior to the Restatement Effective Date, or any other acquisitions which may be entered into in place of, or in addition to, such identified acquisitions (which substitute or additional acquisitions shall be identified to the Administrative Agent prior to the consummation thereof).

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of capital stock or other Equity Interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that from time to time shall or shall be required to deliver a Guaranty or a Credit Party Accession Agreement or other guaranty or guaranty supplement pursuant to Section 8.10 or Section 9.15.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

“Swing Line Commitment” means JPMCB’s obligation to make Swing Line Loans pursuant to Section 2.7.

“Swing Line Lender” and “Swing Line Lenders” have the meaning specified in Section 2.7(a).

“Swing Line Loan” and “Swing Line Loans” have the meaning specified in Section 2.7(a).

“Syndication Agents” means, collectively, UBS Securities LLC and Credit Suisse Securities (USA) LLC, in their capacities as Syndication Agents with respect to the Commitments (each, a “Syndication Agent”).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” has the meaning specified in Section 9.1(a).

“TSI/Reinhardt Group” means, collectively, TSI Group, Inc., J.A. Reinhardt & Company, Inc., and each of their respective Subsidiaries.

“Type” means, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1998 Revision), International Chamber of Commerce Publication No. 500 (or any successor publication), as the same may be amended from time to time.

“Unmatured Surviving Obligations” means, at any date, contingent indemnification or expense reimbursement claims which are not then due and payable or with respect to which no demand has been made.

“Unrestricted Cash and Cash Equivalents” means cash and Cash Equivalents that are not, or are not required under the terms of any agreement or arrangement to be, (i) pledged to, subject to a Lien in favor of, or held in one or more accounts under the control (as defined in the New York Uniform Commercial Code) of, one or more creditors of the Company or any Subsidiary (other than in favor of the Secured Parties pursuant to the Collateral Documents), (ii) otherwise segregated from the general assets of the Company and its Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness that is or from time to time may be owed to one or more creditors of the Company or any Subsidiary or (iii) identified or identifiable on the balance sheet (or any footnote thereto) of the Company and its Consolidated Subsidiaries as “restricted” (or other like term) (other than cash or Cash Equivalents which are subject to a perfected security interest under the Collateral Documents).  It is agreed that cash and Cash Equivalents held in ordinary deposit or securities accounts of one or more Credit Parties and not subject to any existing or contingent restrictions on any such Credit Party’s transfer of such cash or Cash Equivalents will be deemed to constitute Unrestricted Cash and Cash Equivalents notwithstanding any contingent and unexercised setoff rights created by law or by applicable account agreements in favor of depositary institutions.

“Wholly-Owned Consolidated Subsidiary” means at any date a Wholly-Owned Subsidiary which is a Consolidated Subsidiary at such date, and “Wholly-Owned Consolidated Subsidiaries” means all of them, collectively.

“Wholly-Owned Domestic Subsidiary” means at any date a Wholly Owned Subsidiary of the Company which is a Domestic Subsidiary at such date, and “Wholly-Owned Domestic Subsidiaries” means all of them, collectively.

“Wholly-Owned Domestic Subsidiary Guarantor” means at any date a Wholly-Owned Domestic Subsidiary which is a Credit Party under and in compliance with all Collateral Documents at such date, and “Wholly-Owned Domestic Subsidiary Guarantors” means all of them, collectively.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

Section 1.2            Other Definitional Provisions.   (a)  Unless otherwise specified therein, all terms defined in this Amended Agreement shall have the defined meanings when used in, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Amended Agreement shall refer to this Amended Agreement as a whole and not to any particular provision of this Amended Agreement, and section, Section, schedule and exhibit references are to this Amended Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

ARTICLE II
AMOUNT AND TERMS OF REVOLVING CREDIT  COMMITMENTS

Section 2.1            Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof, each Lender agrees to extend credit, in an aggregate amount not to exceed such Lender’s Revolving Credit Commitment, to the Company from time to time on any Borrowing Date during the Revolving Credit Commitment Period by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and by making loans to the Company (“Revolving Credit Loans”) from time to time.  Revolving Credit Loans shall be denominated in Dollars.  Notwithstanding the foregoing, in no event shall (i) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if, after giving effect to such making or issuance and the use of proceeds thereof as irrevocably directed by the Company, the sum of the Aggregate Revolving Credit Extensions of Credit and the aggregate outstanding principal amount of the Swing Line Loans would exceed the aggregate Revolving Credit Commitments or if Section 2.7 would be violated thereby or (ii) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if the amount of such Loan to be made or any Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the Available Revolving Credit Commitments.  During the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitments by borrowing, repaying the Revolving Credit

Loans or Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.

(b)           Each borrowing of Revolving Credit Loans shall be in an aggregate principal amount of the lesser of (i) $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Revolving Credit Commitments, except that any borrowing of a Revolving Credit Loan to be used solely (x) to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans or (y) to pay the like amount of an L/C Disbursement may be in the principal amount of such L/C Disbursement.

Section 2.2            Proceeds of Revolving Credit Loans.  The Company shall use the proceeds of Revolving Credit Loans solely for (i) refinancing the then-unpaid principal amount of term loans outstanding under the Existing Credit Agreement and paying fees and expenses incurred in connection therewith, (ii) making payments to the Issuing Lender to reimburse the Issuing Lender for drawings made under the Letters of Credit, (iii) repaying Swing Line Loans and Revolving Credit Loans and (iv) financing other working capital or general corporate purposes of the Company or any of its Subsidiaries.

Section 2.3            Issuance of Letters of Credit.  (a)  The Company may from time to time during the Revolving Credit Commitment Period request any Issuing Lender to issue a Letter of Credit by delivering to the Administrative Agent at its address specified in Section 12.2 and the Issuing Lender an L/C Application completed to the satisfaction of the Issuing Lender, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request another Lender to open such Letter of Credit upon the same terms offered to the initial Issuing Lender and if such other Lender agrees to issue such Letter of Credit each reference to the Issuing Lender for purposes of the Credit Documents shall be deemed to be a reference to such Lender.  Letters of Credit shall be denominated in Dollars.

(b)           Each Letter of Credit issued hereunder shall, among other things, (i) be in such form requested by the Company as shall be acceptable to the Issuing Lender in its sole discretion and (ii) subject to paragraph (c) below, have an expiry date occurring not later than the earlier of (A) 365 days after the date of issuance of such Letter of Credit and (B) five days prior to the Revolving Credit Termination Date.  Each L/C Application and each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c)           If the Company so requests in the applicable L/C Application, the Issuing Lender may, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that (x) any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a certain number of days prior to each anniversary of such Letter of Credit’s date of issuance (the “Non-Extension Notice Date”), such number of days to be agreed upon by the Company and the Issuing Lender at the time such Letter of Credit is issued and (y) such prior notice shall be deemed to have been given by the Issuing Lender on the effective date of its resignation as Issuing Lender in accordance with Section 11.9.  Unless otherwise directed by the Issuing Lender, the Company shall not be required to make a specific request to the Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require)

the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than five days prior to the Revolving Credit Termination Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.5 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 7.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(d)           Letters of Credit outstanding under the Existing Credit Agreement shall continue under this Amended Agreement and, from and after the Restatement Effective Date, shall be subject to and governed by the terms and conditions hereof.

Section 2.4            Participating Interests.  Effective in the case of each Letter of Credit opened by the Issuing Lender as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each Revolving Credit Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage.  In consideration and in furtherance of the foregoing, each such Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Lender, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of each L/C Disbursement made by such Issuing Lender, in each case to the extent not reimbursed by the Company on the date due as provided in Section 2.6, or of any reimbursement payment required to be refunded to the Company for any reason.

Section 2.5            Procedure for Opening Letters of Credit.  Upon receipt of any L/C Application from the Company in respect of a Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent thereof.  The Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company; provided that no such Letter of Credit shall be issued (i) if the amount of such requested Letter of Credit, together with the sum of (A) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (B) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time, would exceed $75,000,000 or (ii) if Section 2.1 would be violated thereby.

Section 2.6            Payments in Respect of Letters of Credit.  (a)  If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, not later than 1:00 P.M., New York City time, on the Business Day immediately following the day that the Company receives notice of such L/C Disbursement; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.7 or 5.1 that such payment be financed with an ABR Loan, which is a Revolving Credit Loan, or a Swing Line Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan which is a Revolving Credit Loan or Swing Line Loan.

(b)           If an Issuing Lender shall make any L/C Disbursement, then, unless the Company shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Company fails to reimburse such L/C Disbursement when due pursuant to paragraph (a) of this Section, then, Section 5.7(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (a) of this Section to reimburse such Issuing Lender shall be for the account of such Revolving Credit Lender to the extent of such payment.  If the Company fails to make such payment when due, then the Administrative Agent shall notify the applicable Issuing Lender and each other applicable Revolving Credit Lender of the applicable L/C Disbursement, the payment then due from the Company in respect thereof and such Revolving Credit Lender’s Revolving Credit Commitment Percentage thereof.  Promptly following receipt of such notice, each applicable Revolving Credit Lender shall pay to the Administrative Agent in Dollars its Revolving Credit Commitment Percentage of the payment then due from the Company (and Section 5.18(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender in Dollars the amounts so received by it from such Revolving Credit Lender.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and the applicable Issuing Lender as their interests may appear.  Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Lender for any L/C Disbursement (other than the funding of ABR Loans or a Swing Line Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement.

(c)           Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Revolving Credit Lender’s pro-rata share of the Revolving L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof, the Issuing Lender will distribute to such other Revolving Credit Lender, through the Administrative Agent, its pro-rata share thereof in like funds as received  (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided that, in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Revolving Credit Lender will promptly return to the Issuing Lender, through the Administrative Agent, any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

Section 2.7            Swing Line Commitment.  (a)  Subject to the terms and conditions hereof, JPMCB (in such capacity, the “Swing Line Lender”) agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Company from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $25,000,000; provided that at no time may the sum of the aggregate outstanding principal amount of the Swing Line Loans and the Aggregate Revolving Credit Extensions of Credit exceed the Revolving Credit Commitments.  Amounts borrowed by the Company under this Section may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed.  The Swing Line Loans shall be denominated in Dollars and be ABR Loans, and shall not be entitled to be converted into Eurodollar Loans.  The Company shall give JPMCB irrevocable notice (which notice must be received by JPMCB prior to 1:00 P.M., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in the minimum amount of $500,000 or a multiple of $100,000 in excess thereof.  The proceeds of each Swing Line Loan will be made available by JPMCB to the Company by crediting the account of the Company designated by the Company with such proceeds by 4:00 P.M., New York City time; provided that Swing Line Loans used to finance the reimbursement of an L/C Disbursement as provided in Section 2.6 shall be remitted by the Administrative Agent to the applicable Issuing Lender.  The proceeds of Swing Line Loans may be used solely for the purposes referred to in Section 2.2.

(b)           JPMCB at any time in its sole and absolute discretion may, and on the fifth day (or if such day is not a Business Day, the next Business Day) after the Borrowing Date with respect to any Swing Line Loans shall, on behalf of the Company (which hereby irrevocably directs JPMCB to act on its behalf), request each Revolving Credit Lender, including JPMCB, to make a Revolving Credit Loan (which shall be initially an ABR Loan) in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given.  Unless any of the events described in Section 10.1 (f) shall have occurred (in which event the procedures of paragraph (c) of this Section shall apply) each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to JPMCB for the account of JPMCB at the office of JPMCB located at 270 Park Avenue, New York, New York 10017 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(c)           If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this Section one of the events described in paragraph (f) of Article X shall have occurred, each Revolving Credit Lender will, on the date such Loan would otherwise have been made, purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loans.  Each Revolving Credit Lender will immediately transfer to JPMCB, in Same Day Funds, the amount of its participation.

(d)           Whenever, at any time after JPMCB has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swing Line Loan, JPMCB receives any payment on account thereof, JPMCB will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by JPMCB is required to be returned, such Revolving Credit Lender will return to JPMCB any portion thereof previously distributed by JPMCB to it in like funds as such payment is required to be returned by JPMCB.

Section 2.8            Participations.  Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to Section 2.4 and clauses (b) and (c) of Section 2.7 is absolute and unconditional as set forth in Section 5.16.

ARTICLE III
AMOUNT AND TERMS OF INCREMENTAL LOANS

Section 3.1            Requests for Incremental Loans.  Upon notice to the Administrative Agent (which shall promptly notify the Lenders) at any time after the Closing Date but prior to the date falling 12 months prior to the Revolving Credit Termination Date, the Company may request (i) term loan commitments (each an “Incremental Term Commitment” and all of them, collectively, the “Incremental Term Commitments”) and (ii) increases in the aggregate amount of Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase” and all of them, collectively, the “Revolving Credit Commitments Increases” and together with the Incremental Term Commitments, the “Incremental Commitments”); provided that (x) after giving effect to any Incremental Commitment, the aggregate amount of Incremental Commitments that have been added pursuant to this Section 3.1 shall not exceed $750,000,000, and (y) any such addition shall be in an aggregate amount of not less than $20,000,000 or any whole multiple of $5,000,000 in excess thereof.  Any loans made in respect of any such Revolving Credit Commitments Increase (the “Incremental Revolving Credit Loans”) shall be made by increasing the aggregate Revolving Credit Commitments with terms identical to those of the existing Revolving Credit Loans, except as otherwise provided in Section 3.2.  Any Loans made in respect of any Incremental Term Commitments (the “Incremental Term Loans” and, collectively with any Incremental Revolving Credit Loans, the “Incremental Loans”) shall be made by creating a new tranche of term loans under this Amended Agreement (an “Incremental Term Loan Tranche”).

Section 3.2            Ranking and Other Provisions.  The Incremental Loans (i) shall rank pari passu or (in the case of Incremental Term Loans) junior in right of payment and in respect of lien priority as to the Collateral with the Obligations in respect of the Revolving Credit Commitments, (ii) in the case of Incremental Term Loans, shall not have a weighted average life that is shorter than the Revolving Credit Termination Date, (iii) in the case of Incremental Term Loans, shall not mature earlier than the Revolving Credit Termination Date, (iv) with respect to any Incremental Revolving Credit Loans, except as otherwise set forth in this Section 3.2, shall be on terms and pursuant to documentation identical as, and treated substantially the same as, the Revolving Credit Loans and (v) with respect to any Incremental Term Loans and except as set forth in this Section 3.2, the terms and documentation thereof, to the extent not consistent with those of the Revolving Credit Loans, shall be reasonably satisfactory to the Administrative Agent.  The Applicable Margin relating to any Incremental Term Loans shall be agreed between the Company and the applicable Incremental Lenders, provided that if the initial yield on the Incremental Term Loans (as determined by the Administrative Agent as set forth below) exceeds (the amount of such excess being herein referred to as the “Yield Differential”) the Applicable Margin then in effect for the Revolving Credit Loans (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the outstanding Revolving Credit Loans but shall exclude any customary arrangement or commitment fees payable to the Joint Lead Arrangers (or any of their respective affiliates) in connection with the Revolving Credit Facility), then the Applicable Margin then in effect for outstanding Revolving Credit Loans shall automatically be increased by the Yield Differential, effective as of the applicable Incremental Facility Closing Date.  For purposes of the immediately preceding sentence, the initial yield on any Incremental Term Loan shall be determined by the Administrative Agent to be equal to the sum of (x) the Applicable Margin for Incremental Term Loans that bear interest based on the LIBOR rate and (y) if the Incremental Term Loans are originally advanced at a discount or the Incremental Lenders making the same receive a fee directly or indirectly from the Company or any of its Subsidiaries for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loan Tranche, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of the Incremental Loan Term Loan Tranche and (B) four).  The proceeds of any Incremental Term Loans will be used only to finance Permitted Acquisitions, Permitted Foreign Acquisitions and Capital Expenditures permitted under Sections 9.7(k) and 9.8 hereof, respectively.

Section 3.3           Notices; Lender Elections.  The notice from the Company to the Administrative Agent delivered pursuant to Section 3.1 shall set forth the requested amount and proposed terms of the Incremental Commitments, which proposed terms shall not be inconsistent with the requirements of Section 3.2.  At the time of the sending of such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).  Incremental Loans (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Incremental Lender”), in each case on terms permitted in this Article III and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent (and, in the case of a Revolving Credit Commitment Increase, the Issuing Lender and the Swing Line Lender) shall have consented (which consent shall not be unreasonably withheld) to such Lender’s or Incremental Lender’s, as the case may be, making such Incremental Loans if such consent would be required under Section 12.6 for an assignment of Loans to such Lender or Incremental Lender, as the case may be.  No Lender shall be obligated to provide any Incremental Loans, unless it so agrees.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under all the Loans held by each Lender).  Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental Commitment.  The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Company may also invite additional Eligible Assignees to become Incremental Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

Section 3.4           Incremental Facility Amendment.  Incremental Commitments shall become Commitments (or in the case of any Revolving Credit Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Revolving Credit Lender’s Revolving Credit Commitment) under this Amended Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Amended Agreement and, as appropriate, the other Credit Documents, executed by the Company, each Lender agreeing to provide such Commitment, if any, each Incremental Lender, if any, and the Administrative Agent.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Article III.

Section 3.5           Effective Date and Allocations.  If any Incremental Commitments are added in accordance with this Article III, the Administrative Agent and the Company shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocation of such Incremental Commitments.  The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such Incremental Commitments and the Incremental Commitments Effective Date.

Section 3.6           Conditions to Effectiveness of Increase.  The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent, each Lender party thereto, if any, and the Incremental Lenders, if any, be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)           the Administrative Agent shall have received on or prior to the Incremental Facility Closing Date each of the following, each dated the Incremental Facility Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:  (A) the applicable Incremental Facility Amendment; (B) certified copies of resolutions of the board of directors of each Credit Party approving the execution, delivery and performance of the Incremental Facility Amendment; and (C) a favorable opinion of counsel for the Credit Parties dated the Incremental Facility Closing Date, to the extent reasonably requested by the Administrative Agent, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(ii)           (A) the conditions precedent set forth in Section 7.2 shall have been satisfied both before and after giving effect to such Incremental Facility Amendment and the additional Extensions of Credit provided thereby (it being understood that all references to “the obligation of any Lender to make a Loan on the occasion of any Borrowing” shall be deemed to refer to the effectiveness of the Incremental Facility Amendment on the Incremental Facility Closing Date), (B) all Incremental Loans provided by the applicable Incremental Facility Amendment shall be made on the terms and conditions provided for above and (C) after giving effect thereto (x) the Company shall be in compliance with the covenants set forth in Section 9.1 and (y) the Secured Leverage Ratio of the Company and its Consolidated Subsidiaries shall be less than 2.75 to 1.00, in each case, calculated on a pro-forma basis as of the last day of the fiscal quarter ending on or immediately preceding the Incremental Facility Closing Date for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to the full amount of the Incremental Loans contemplated by the applicable Incremental Facility Amendment as if they had been fully drawn on the first day of the Measurement Period ending on the last day of such fiscal quarter; and

(iii)           there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Incremental Facility Amendment on the related Incremental Facility Closing Date), as applicable, all fees and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) invoiced with reasonable supporting documentation that are due and payable on or before the Incremental Facility Closing Date.

Section 3.7            Effect of Incremental Facility Amendment.  On the Incremental Commitments Effective Date, each Lender or Eligible Assignee which is providing an Incremental Commitment (i) shall become a “Lender” for all purposes of this Amended Agreement and the other Credit Documents and (ii) shall have an Incremental Commitment which shall become a “Commitment” hereunder.

Section 3.8            Revolving Credit Commitment Increases.  Upon each Revolving Credit Commitment Increase pursuant to this Article III, (i) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each existing Lender, if any, and each Incremental Lender, if any, in each case providing a portion of such Revolving Credit Commitment Increase (each a “Revolving Credit Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participation interests hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding (A) participation interests hereunder in Letters of Credit and (B) participation interests hereunder in Swing Line Loans, in each case, held by each Revolving Credit Lender (including such Revolving Credit Commitment Increase Lender) will equal such Revolving Credit Lender’s Revolving Credit Commitment Percentage and (ii) if, on the date of such Revolving Credit Commitment Increase, there are any Revolving Credit Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion and in consultation with the Company, necessary and appropriate to result in each Revolving Credit Lender (including each Revolving Credit Commitment Increase Lender) having a pro-rata share of the outstanding Revolving Credit Loans based on each such Revolving Credit Lender’s Revolving Credit Commitment Percentage immediately after giving effect to such Revolving Credit Commitment Increase, provided that any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 5.21.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Amended Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

Section 3.9            Conflicting Provisions.  The provisions of this Article III shall supersede any provision of Section 5.18 or Section 12.1 to the contrary.

ARTICLE IV
RESERVED

ARTICLE V
GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

Section 5.1            Procedure for Borrowing by the Company.  (a)  The Company may borrow under the Commitments on any Business Day.   The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 1:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date in the case of a proposed borrowing of Eurodollar Loans and (ii) 11:00 A.M., New York City time, on the requested Borrowing Date if the borrowing is to be solely of ABR Loans; provided that any such notice of a borrowing of ABR Loans to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.6(a) may be given not later than 1:00 P.M., New York City time, on the date of the proposed borrowing) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or ABR Loans, or a combination thereof, (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and (D) the amount of such borrowing to be constituted by Revolving Credit Loans and/or Incremental Loans.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender (which notice shall in any event be delivered to each Lender by 12:00 Noon, New York City time, on such date or, in the case of Loans to be made on the Restatement Effective Date, promptly following receipt thereof by the Administrative Agent).  Not later than 1:00 PM, New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in Section 12.2 (or at such other location as the Administrative Agent may direct) in Dollars an amount in Same Day Funds equal to the amount of the Loan to be made by such Lender.  Subject to Section 2.7(b), loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent’s crediting the account of the Company designated by the Company, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent; provided that Revolving Credit Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.6 shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(b)           Any borrowing of Eurodollar Loans by the Company hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) except as provided in Section 2.1(b), the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (ii) no more than ten Interest Periods shall be in effect at any one time with respect to Eurodollar Loans.

Section 5.2            Repayment of Loans; Evidence of Debt.  (a)  The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan and Swingline Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Article X).  The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 5.7.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Amended Agreement.

(c)           The Administrative Agent shall maintain the Register pursuant to Section 12.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender’s share thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 5.2(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Lender in accordance with the terms of this Amended Agreement.

Section 5.3            Conversion and Continuation Options.  (a)  The Company may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Business Days prior to the proposed conversion date, provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto.  The Company may elect from time to time to convert all or a portion of the ABR Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 1:00 P.M., New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day.  Upon receipt of any notice pursuant to this Section 5.3, the Administrative Agent shall promptly, but in any event by 2:00 P.M., New York City time, notify each Lender thereof.  All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein, provided that partial conversions of Loans shall be in the aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)           So long as no Default or Event of Default has occurred and is continuing, the Company may elect from time to time to continue Eurodollar Loans upon the expiration of the then current Interest Period with respect to such Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 1:00 P.M., New York City time, at least three Business Days prior to the end of such Interest Period, in each case specifying the new Interest Period selected therefor, provided that any such continuation shall only be made on the last day of an Interest Period with respect thereto.  So long as no Default or Event of Default has occurred and is continuing, such continuation shall become effective on the last day of such Interest Period.  If the Company fails to timely deliver such notice with respect to a Eurodollar Loan, such Eurodollar Loan shall be continued into a Eurodollar Loan with a one month Interest Period on the last day of such Interest Period.

Section 5.4            Changes of Commitment Amounts.  (a)  The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate or, from time to time, reduce the Revolving Credit Commitments subject to the provisions of this Section 5.4.  To the extent, if any, that the sum of the Revolving Credit Loans, Swing Line Loans, and Revolving L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Company shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Revolving L/C Obligations then outstanding, and last, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent.  Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and Revolving L/C Obligations then outstanding and by cash collateralization of any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent.  Upon termination of the Revolving Credit Commitments any Letter of Credit then outstanding which has been so cash collateralized shall no longer be considered a “Letter of Credit”, as defined in Section 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such Revolving L/C Obligations) but the Letter of Credit fees payable under Section 5.11 shall continue to accrue to the Issuing Lender (or, in the event of any such automatic reinstatement, as provided in Section 5.11) with respect to such Letter of Credit until the expiry thereof.

(b)           Interest accrued on the amount of any partial prepayment pursuant to this Section 5.4 to the date of such partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment.  In the case of the termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination.  Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

Section 5.5            Optional Prepayments.  The Company may at any time and from time to time prepay Loans, in whole or in part, upon at least one Business Day’s irrevocable notice to the Administrative Agent (to be received no later than 3:00 PM, New York City time, on such Business Day) in the case of ABR Loans and two Business Days’ irrevocable notice to the Administrative Agent (to be received no later than 3:00 PM, New York City time, on such Business Day) in the case of Eurodollar Loans and specifying the date and amount of prepayment; provided that Eurodollar Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of Section 5.21.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.  If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein.  Accrued interest on the amount of any Loans paid in full pursuant to this Section 5.5 shall be paid on the date of such prepayment.  Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment.  Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $1,000,000 or a whole multiple of $500,000 in excess thereof and (B) the aggregate unpaid principal amount of the applicable Loans, as the case may be.

Section 5.6            Mandatory Prepayments.

(a)           [Reserved].

(b)           Subject to paragraph (f) below, following the consummation of any Asset Sale by the Company or any of its Subsidiaries, in the case of cash proceeds, and following receipt of cash proceeds representing payments under notes or other securities received in connection with any non-cash consideration obtained in connection with such Asset Sale, an amount equal to 100% of the Net Proceeds of such Asset Sale shall be applied by the Company on the date of receipt thereof to the prepayment of the Loans.  Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and shall be continuing at the time of such Asset Sale or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Proceeds except to the extent that within 360 days of receipt of such proceeds, they have neither been reinvested in productive assets of a kind then used or usable in the business of the Company and its Subsidiaries nor contractually committed (and any such proceeds not applied to such contractual commitments at the time required shall be deemed to be Net Proceeds to be applied as set forth in this Section) to be used for such purposes, at which time all such proceeds shall be deemed to be Net Proceeds; provided, that proceeds received from Asset Sales of any Qualified Domestic Assets shall be deemed to have been “reinvested” for purposes of this Section 5.6(b) only to the extent that such proceeds are reinvested (i) pursuant to, and subject to the limitations set forth in, Section 9.7(b)(ii) hereof, or (ii) in assets which will constitute Qualified Domestic Assets, subject only to the perfection of the Liens of the Collateral Agent as required in clause (ii) of the definition thereof.

(c)           Each prepayment of Loans pursuant to clause (b) above shall be applied:  first, to the next four quarterly principal repayment installments and then to the remaining principal repayment installments, in each case ratably to each Incremental Term Loan Tranche (if any) and to the principal repayment installments thereof, and second, to the Revolving Credit Facility in the manner set forth in paragraph (d) below.

(d)           Payments in respect of the Revolving Credit Facility pursuant to this Section 5.6, first, shall be applied ratably (i) to reimburse the Issuing Lenders for all unreimbursed L/C Disbursements for which the Issuing Lenders have not received payment from the Revolving Credit Lenders pursuant to the third sentence of Section 2.6(b), (ii) to reimburse those Revolving Credit Lenders which, pursuant to the fourth sentence of Section 2.6(b), have previously made payments to an Issuing Lender pursuant to the third sentence of Section 2.6(b) and (iii) to repay Swing Line Loans which are not Refunded Swing Line Loans, second, shall be applied ratably to repay outstanding Revolving Credit Loans, and third, shall be used to Cash Collateralize all undrawn Letters of Credit then outstanding.  Any amount remaining following the application required by the preceding sentence in full may be retained by the Company for use in the ordinary course of business, and the Revolving Credit Facility shall be automatically and permanently reduced dollar for dollar by the amount so retained.

(e)           [Reserved.]

(f)           Upon receipt by the Company or any of its Subsidiaries of the amounts required to be paid pursuant to paragraph (b) above from any Asset Sale consisting of the sale of shares of capital stock of any Subsidiary of the Company (or, upon receipt by the Company or its Subsidiaries of such amounts as are permitted to be retained in accordance with paragraph (b) of this Section 5.6), (i) the Administrative Agent shall release to the Company, without representation, warranty or recourse, express or implied, those of such shares of capital stock of such Subsidiary held by it as Pledged Stock (as defined in the Pledge Agreement) and (ii) the Agents and the Lenders will, upon the request of the Company, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such release.

(g)           In the event and on such occasion that the Aggregate Revolving Credit Extensions of Credit and Swing Line Loans exceed the aggregate Revolving Credit Commitments, the Company shall prepay Revolving Credit Loans or Swing Line Loans (or, if no such Loans are outstanding, deposit cash collateral in an account with the Administrative Agent on terms reasonably satisfactory to the Administrative Agent) in an aggregate amount equal to such excess.

(h)           The Company shall give the Administrative Agent (which shall promptly notify each Lender) notice as specified in Section 5.5 of each prepayment pursuant to Section 5.5 setting forth the date and amount thereof.  Prepayments of Eurodollar Loans pursuant to this Section 5.6, if not on the last day of the Interest Period with respect thereto, shall, at the Company’s option, as long as no Default or Event of Default has occurred and is continuing, be prepaid subject to the provisions of Section 5.21 or such prepayment (after application to any ABR Loans, in the case of prepayments by the Company) shall be deposited with the Collateral Agent as cash collateral for such Eurodollar Loans on terms reasonably satisfactory to the Collateral Agent and thereafter shall be applied to the prepayment of the Eurodollar Loans on the last day of the respective Interest Periods for such Eurodollar Loans next ending most closely to the date of receipt of such Net Proceeds as contemplated by paragraph (b) above.  After such application, any remaining interest earned on such cash collateral shall be paid to the Company.

(i)           Upon the Revolving Credit Termination Date the Company shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) Cash Collateralize the Revolving L/C Obligations with respect to such Letter of Credit with a letter of credit issued by banks or a bank satisfactory to the Administrative Agent on terms satisfactory to the Administrative Agent.

Section 5.7            Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b)           ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(c)           While an Event of Default exists (and without limiting the rights of the Lenders under Article X), the Company shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum equal to (A) in the case of overdue principal, 2.00% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section (provided that for all purposes of determining the Applicable Margin for purposes of this paragraph (c), the Applicable Level for Revolving Credit Loans and Swing Line Loans shall be deemed to be Level I) or (B) in the case of overdue interest and fees, 2.00% above the rate described in paragraph (b) of this Section for Revolving Credit Loans which are ABR Loans (provided that for all purposes of determining the Applicable Margin for purposes of this paragraph (c), the Applicable Level for Revolving Credit Loans and Swing Line Loans shall be deemed to be Level I), in each case from the date of such nonpayment or Event of Default, as applicable, until such amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.

Section 5.8            Computation of Interest and Fees.  (a)  Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed.  Interest in respect of Eurodollar Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Amended Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

Section 5.9            Commitment Fees.

(a)           The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee in Dollars from and including the Restatement Effective Date until the date on which the Applicable Level is determined for the first fiscal quarter ending after the Restatement Effective Date, on such Lender’s Available Revolving Credit Commitment outstanding from time to time, at a rate per annum for each day during the period for which payment is made equal to 0.450%.  Thereafter, the Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee in Dollars on such Lender’s Available Revolving Credit Commitments outstanding from time to time, at a rate per annum for each day during the period for which payment is made, equal to the rate per annum set forth below opposite the Applicable Level in effect on such day:

Applicable Level	Rate per Annum
I	0.50%
II	0.45%
III	0.40%
IV	0.35%

(b)           The commitment fee provided for in this Section 5.9 shall be payable quarterly in arrears on the last day of each fiscal quarter ending after the Restatement Effective Date and on the Revolving Credit Termination Date with respect to the Available Revolving Credit Commitments.

Section 5.10            Certain Fees.  The Company agrees to pay to the Administrative Agent for its own account a non-refundable agent’s fee in the amount and payable on such dates as provided in the Administrative Agency Fee Letter (as the same may be amended, supplemented, and restated or otherwise modified from time to time).

Section 5.11            Letter of Credit Fees.  (a)  In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Letters of Credit (other than standard administrative issuance, amendment and negotiation fees), the Company agrees to pay the Administrative Agent a Letter of Credit fee in Dollars, for the account of the Issuing Lender and the Participating Lenders, on the daily outstanding amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans in effect on such day, whether or not there are any such Eurodollar Loans outstanding at such time, payable in arrears, on the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date.

In addition, the Company shall pay to the Issuing Lender with respect to each Letter of Credit, in arrears on the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date with respect to the Revolving Credit Commitments, a fee in Dollars to be agreed with the applicable Issuing Lender but not greater than 1/8 of 1% per annum on the average outstanding amount available to be drawn under such Letter of Credit, solely for its own account as Issuing Lender of such Letter of Credit and not on account of its L/C Participating Interest therein.

(b)           In connection with any payment of fees pursuant to this Section 5.11, the Administrative Agent agrees to provide to the Company a statement of any such fees so paid; provided that the failure by the Administrative Agent to provide the Company with any such invoice shall not relieve the Company of its obligation to pay such fees.

Section 5.12            Letter of Credit Reserves.  (a)  If any Change in Law after the date of this Amended Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Amended Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Company shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit ABR Loans.  A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b)           In the event that at any time after the date hereof any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Company of such Change in Law, within 15 days after demand by the Issuing Lender, the Company shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction.  If the Issuing Lender becomes entitled to claim any additional amounts pursuant to this Section 5.12(b), it shall promptly notify the Company of the event by reason of which it has become so entitled.  A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c)           The Company agrees that the provisions of the foregoing paragraphs (a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to the Issuing Lender in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.

Section 5.13            Further Assurances.  The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender to effect more fully the purposes of this Amended Agreement and the issuance of Letters of Credit hereunder.  The Company further agrees to execute any and all instruments reasonably requested by the Issuing Lender in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

Section 5.14            Obligations Absolute.  The payment obligations of the Company under this Amended Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Amended Agreement under all circumstances, including, without limitation, the following circumstances:

(i)           the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Agent or any Lender, or any other Person, whether in connection with this Amended Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;

(ii)           any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iii)           payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv)           any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

Section 5.15            Assignments.  No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with Section 12.6) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld.  Such consent may be given or withheld without the consent or agreement of any other Participating Lender.  Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.

Section 5.16            Participations.  Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to Sections 2.4 and 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Issuing Lender, the Company, or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company;

(iv) any breach of this Amended Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 5.17            Inability to Determine Interest Rate for Eurodollar Loans.  In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (A) proposed Loans that the Company has requested be made as Eurodollar Loans, (B) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (C) the continuation of any Eurodollar Loan as such for an additional Interest Period, (ii) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to Lenders constituting the Required Lenders of making or maintaining their affected Eurodollar Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally or (iii) deposits in Dollars in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to any of the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar market, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Company and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period.  If such notice is given, (i) any requested Eurodollar Loans shall be made in Dollars as ABR Loans, (ii) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans, and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no ABR Loans shall be converted to Eurodollar Loans.

Section 5.18            Pro Rata Treatment and Payments.  (a)  Each borrowing of any Loans (other than Swing Line Loans) by the Company from the Lenders, each payment by the Company on account of any fee hereunder (other than as set forth in Sections 5.10 and 5.11) and any reduction of the Revolving Credit Commitments or Incremental Commitments of the Lenders hereunder shall be made pro-rata according to the Commitment Percentages of the Lenders.  Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans (other than Swing Line Loans and other than as set forth in Sections 5.6, 5.19, 5.20 and 5.21) shall be made pro-rata according to the Commitment Percentages of the Lenders.  All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office located at 270 Park Avenue, New York, New York 10017, in Same Day Funds.  The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received to the extent required by this Amended Agreement.  If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.  All payments hereunder shall be made in Dollars.

(b)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date (or with respect to an ABR Loan, on the Borrowing Date) that such Lender will not make the amount which would constitute its Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with Section 5.1, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount.  If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 5.18(b) shall be conclusive, absent manifest error.  If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Company without prejudice to any rights which the Company or the Administrative Agent may have against such Lender hereunder.  Nothing contained in this Section 5.18(b) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(c)           The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(d)           All payments and prepayments (other than mandatory prepayments as set forth in Section 5.6 and other than prepayments as set forth in Section 5.20 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.

Section 5.19            Illegality.  Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the Restatement Effective Date shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Amended Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request.  To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s ABR Loans.  The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 5.19 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender’s notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

Section 5.20            Requirements of Law.  (a)  In the event that, at any time after the date hereof, the adoption of any Requirement of Law, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i)           does or shall subject any Agent or Lender (or its Lending Office) to any fee of any kind whatsoever with respect to this Amended Agreement, any Note or any Eurodollar Loans made by it, or change the basis of imposition of any such fee;

(ii)           does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii)           does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Company, shall promptly pay such Lender, on demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable as determined by such Lender with respect to such Eurodollar Loans together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans.

(b)           In the event that at any time after the date hereof any Change in Law with respect to any Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy), then from time to time following notice by such Lender to the Company of such Change in Law as provided in paragraph (c) of this Section 5.20, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction.

(c)           If any Lender becomes entitled to claim any additional amounts pursuant to this Section 5.20, it shall promptly notify the Company through the Administrative Agent, of the event by reason of which it has become so entitled.  The Company shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section 5.20 unless such Lender has given written notice to the Company, through the Administrative Agent, of its intent to request such payments prior to or within 180 days after the date on which such Lender became entitled to claim such amounts.  If any Lender has notified the Company through the Administrative Agent of any increased costs pursuant to paragraph (a) of this Section 5.20, the Company at any time thereafter may, upon at least two Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to Section 5.21, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 5.20 with respect to such Lender, it will, if requested by the Company, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Lending Office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.  If any Lender has notified the Company, through the

Administrative Agent, of any increased costs pursuant to paragraph (b) of this Section 5.20, the Company at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lender thereof), and subject to Section 5.21, reduce or terminate the Revolving Credit Commitments in accordance with Section 5.4.

(d)           A certificate submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error.  The covenants contained in this Section 5.20 shall survive the termination of this Amended Agreement and repayment of the outstanding Loans.

(e)           Notwithstanding anything to the contrary herein, this Section 5.20 shall not apply to any Taxes which shall be governed solely by Section 5.23.

Section 5.21            Indemnity.  The Company agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, (b) default by the Company in making a borrowing of Eurodollar Loans after the Company has given a notice in accordance with Section 5.1 or in making a conversion of ABR Loans to Eurodollar Loans after the Company has given notice in accordance with Section 5.3 or in continuing Eurodollar Loans for an additional Interest Period after the Company has given a notice in accordance with clause (b) of the definition of Interest Period, (c) default by the Company in making any prepayment of Eurodollar Loans after the Company has given a notice in accordance with Section 5.5, (d) a payment or prepayment of a Eurodollar Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto or (e) any assignment of a Eurodollar Loan other than on the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 5.22; in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder.  This covenant shall survive termination of this Amended Agreement and payment of the outstanding Obligations.  The Company shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section 5.21 unless such Lender has given written notice to the Company, through the Administrative Agent, of its intent to request such payments prior to or within 180 days after the date on which such Lender became entitled to claim such amounts.  A certificate submitted by a Lender, through the Administrative Agent, to the Company as to an amount due under this Section 5.21 shall be conclusive in the absence of manifest error.

Section 5.22            Replacement of Lenders.  In the event any Lender (i) is a Non-Funding Lender, (ii) exercises its rights pursuant to Section 5.19 or (iii) requests payments pursuant to Sections 5.20 or 5.23, the Company may require, at the Company’s expense and subject to Section 5.21, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with Section 12.6) all of its interests, rights and obligations hereunder (including all of its Revolving Commitments and the Loans and other amounts at the time owing to it hereunder and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by the Company; provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Company shall have received the written consent of the Administrative Agent (and, in the case of an assignment of a Revolving Commitment, of the Issuing Lender and Swing Line Lender), which consent shall not unreasonably be withheld, to such assignment, (iii) the Company shall have paid to the assigning Lender all monies other than principal owing hereunder to it and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.

Section 5.23            Taxes.

(a)           Any and all payments by or on account of any obligation of the Company hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required by applicable Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)           Without limiting the provisions of paragraph (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           The Company shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 20 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (which demand shall be made within 120 days of the earlier of (x) if the Administrative Agent, such Lender or the Issuing Lender received written notice from a Governmental Authority demanding payment of such Indemnified Taxes or Other Taxes, the date the Administrative Agent, such Lender or the Issuing Lender received such written notice or (y) the date the Administrative Agent, such Lender or the Issuing Lender filed a tax return on which such Indemnified Taxes or Other Taxes is reflected).  A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           i)  Each Lender, if requested by the Company or the Administrative Agent, shall deliver documentation prescribed by applicable Laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)           Each Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Amended Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)           duly completed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B)           duly completed copies of Internal Revenue Service Form W-8ECI (or successor form);

(C)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8IMY, W-8ECI or W-8BEN (or successor form); or

(D)           any other form prescribed by applicable Laws (including Internal Revenue Service Form W-8IMY) as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Company to determine the withholding or deduction required to be made.

(iii)           Each Lender shall deliver to the Company and the Administrative Agent such additional duly completed forms, certificates or documentation described in this Section (e) which such Lender is legally entitled to so deliver prior to the expiration or obsolescence of any such forms, certificates or documentation previously delivered by it pursuant to this Section (e).  Further, each Lender shall promptly notify the Company and the Administrative Agent if it is no longer able to deliver, or it is required to withdraw or change the information on, any form, certificate or documentation previously delivered by it pursuant to this Section (e) and such Lender shall deliver to the Company and the Administrative Agent such additional duly completed forms, certificates or documentation described in this Section (e) which such Lender is legally entitled to so deliver.

(f)           Any Lender claiming additional amounts payable pursuant to this Section 5.23 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if, in the reasonable judgment of such Lender, the making of such change (i) would eliminate or reduce any such additional amounts payable to such Lender in the future and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender.

(g)           If the Administrative Agent, any Lender or the Issuing Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 5.23, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 5.23 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender if the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  This Section (g) shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(h)           If a payment made by the Company hereunder or under any other Credit Document would be subject to United States federal withholding tax imposed pursuant to FATCA if any Lender or any Issuing Lender fails to comply with applicable reporting and other requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Issuing Lender shall use commercially reasonable efforts to deliver to the Company and the Administrative Agent, at the time or times prescribed by applicable Law or as reasonably requested by the Company or the Administrative Agent, (A) two accurate, complete and signed certifications prescribed by applicable law and/or reasonably satisfactory to the Company and the Administrative Agent that establish that such payment is exempt from United States federal withholding tax imposed pursuant to FATCA and (B) any other documentation reasonably requested by the Company or the Administrative Agent sufficient for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or such Issuing Lender has complied with such applicable reporting and other requirements of FATCA.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders to enter into this Amended Agreement and to make the Loans and to induce the Issuing Lenders to issue, and the Participating Lenders to participate in, the Letters of Credit, the Company hereby represents and warrants to each Lender and each Agent, on and as of the Restatement Effective Date and on the date of each Loan made or Letter of Credit issued thereafter, that:

Section 6.1            Corporate Existence; Compliance with Law.  Each Credit Party and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority, or rights could not reasonably be expected to have a Material Adverse Effect, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all applicable Requirements of Law (including, without limitation, occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or legally enforceable standards of conduct concerning, any Materials of Environmental Concern, the Patriot Act, and any and all anti-terrorism laws), except to the extent that the failure to comply therewith could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 6.2            Corporate Power; Authorization.  Each Credit Party has the corporate power and authority and the legal right to make, deliver and perform the Credit Documents to which it is a party; the Company has the corporate power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder.  Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and, in case of the Company, to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder.  No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of any Credit Document to the extent that it is a party thereto, other than any such consent or authorization which has been obtained or filing which has been made to the extent required hereunder, or the failure of which to obtain could have a Material Adverse Effect.

Section 6.3            Enforceable Obligations.  Each of the Credit Documents has been duly executed and delivered on behalf of each Credit Party party thereto and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 6.4            No Conflict With Law or Contractual Obligations.  The performance of each Credit Document, and the use of the proceeds of the Loans and of drawings under the Letters of Credit will not violate any Requirement of Law or any material Contractual Obligation applicable to or binding upon any Credit Party, any of its Subsidiaries or any of its properties or assets, and will not result in the creation or imposition of (or the obligation to create or impose) any Lien (other than any Liens created pursuant to the Credit Documents) on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations, except, in the case of any Contractual Obligations, for any such violations which could not reasonably be expected to have a Material Adverse Effect.

Section 6.5            No Material Litigation.  No litigation or investigation or proceeding of or by any Governmental Authority or any other Person is pending or has been overtly threatened against any Credit Party or any of its Subsidiaries, (i) with respect to the validity, binding effect or enforceability of any Credit Document, or with respect to the Loans made hereunder, the use of proceeds thereof or of any drawings under a Letter of Credit, and the other transactions contemplated hereby or thereby, or (ii) which could reasonably be expected to have a Material Adverse Effect.

Section 6.6            Investment Company Act.  Neither any Credit Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

Section 6.7            Federal Reserve Regulations.  No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used to “purchase” or “carry” “margin stock” within the meaning of Regulation U of the Board or for any other purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board.  Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

Section 6.8            No Default.  Neither the Company nor any of its Subsidiaries is in default in the payment or performance of any of its or their Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in default under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which could reasonably be expected to have a Material Adverse Effect, and no such order, award or decree could reasonably be expected to materially adversely affect the ability of the Company and its Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

Section 6.9            Taxes.  Each of the Company and its Subsidiaries has filed or caused to be filed or has timely requested an extension to file or has received an approved extension to file all Federal and all other material tax returns which are required to have been filed, and has paid all material Taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be); and no claims are being asserted in writing with respect to any such material Taxes (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be).

Section 6.10            Subsidiaries.  The Subsidiaries of the Company listed on Schedule 6.10(a) constitute all of the Domestic Subsidiaries of the Company and the Subsidiaries listed on Schedule 6.10(b) constitute all of the Foreign Subsidiaries of the Company, in each case, as of the Restatement Effective Date.

Section 6.11            Ownership of Property; Liens.  Except as set forth in Schedule 6.11, the Company and each of its Subsidiaries has valid and subsisting Leasehold interests in all its respective material Real Property, and good title to or valid and subsisting Leasehold interests in all of its respective material other property, except, in each case, as such failure to have good and valid title or valid and subsisting Leasehold interests could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject, except as permitted hereunder, to any Lien (including, without limitation, and subject to Section 9.3 hereof, Federal, state and other Tax liens).

Section 6.12            ERISA.  No “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or a failure to meet the minimum funding standard (as defined in Section 302 of ERISA) or Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred during the five years preceding each date on which this representation is made or deemed made with respect to any Single Employer Plan in each case the consequences of which could reasonably be expected to have a Material Adverse Effect.  The present value of all accrued benefits under each Single Employer Plan maintained by the Company or a Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the most recent annual valuation date in respect of each such Plan, exceed the fair market value of the assets of the Plan (including for these purposes accrued but unpaid contributions) allocable to such benefits by an amount that could reasonably be expected to have a Material Adverse Effect.  The liability to which the Company would become subject under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date hereof could not reasonably be expected to have a Material Adverse Effect.  No Multiemployer Plan is either in Reorganization or Insolvent in any case the consequences of which could reasonably be expected to have a Material Adverse Effect.

Section 6.13            Environmental Matters.

(a)           The Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(b)           The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that could not reasonably be expected to have a Material Adverse Effect, and there is no contamination at, under or about the Properties that could reasonably be expected to have a Material Adverse Effect.

(c)           Neither the Company nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that could reasonably be expected to have a Material Adverse Effect, nor does the Company have knowledge that any such action is being contemplated, considered or threatened.

(d)           There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties that could reasonably be expected to have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that could reasonably be expected to have a Material Adverse Effect.

Section 6.14            Accuracy and Completeness of Financial Statements.

(a)           (i)  The audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended on such date, reported on by Deloitte & Touche, LLP, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2010, and the related consolidated statements of income, shareholders’ equity and cash flows for the nine-month period ended on such date, fairly present in all material respects (except, with respect to interim reports, for year-end adjustments and absence of detailed footnote disclosures) the consolidated financial position of the Company and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (ii), the portion of the fiscal year through such date, in each case, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein).

(b)           The Projections delivered pursuant to Section 7.1(b) hereof were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s estimate of its future financial condition and performance.

Section 6.15            Absence of Undisclosed Liabilities.  Except as reflected in the consolidated balance sheet of the Company as of September 30, 2010 and except for the Loans incurred on the Restatement Effective Date, neither the Company nor any of its Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities or obligations which could not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

Section 6.16            No Material Adverse Change.  Since December 31, 2009, there has not been any event, occurrence, fact, condition, change, development or effect which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.17            Solvency.  The Company is, individually and together with its Subsidiaries on a consolidated basis, Solvent.  No Credit Party intends to, nor will it permit any of its Subsidiaries to, nor does it believe that it or any of its Subsidiaries has or will incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 6.18            Intellectual Property.  The Company and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.19             Creation and Perfection of Security Interests.

(i)           Article 9 Collateral.  Each of the Security Agreement and the Pledge Agreements is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein to secure the Finance Obligations, and each of the Security Agreement and the Pledge Agreements constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the UCC to secure the Finance Obligations, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(ii)           Intellectual Property.  The Security Agreement, together with the Assignment of Patents and Trademarks, substantially in the form of Exhibit A to the Security Agreement, which has been filed in the United States Patent and Trademark Office and the Assignment of Copyrights, substantially in the form of Exhibit B to the Security Agreement, which has been filed in the United States Copyright Office, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States patents, trademarks, copyrights, licenses and other intellectual property rights covered in such Assignments to secure the Finance Obligations, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Credit Parties after the Restatement Effective Date).

(iii)           Status of Liens.  The Collateral Agent, for the ratable benefit of the Secured Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the UCC, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein to secure the Finance Obligations, except as priority may be affected by Permitted Liens.  As of the

Restatement Effective Date, no filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on Schedule 4.01 to the Security Agreement, all of which listed filings and recordings have been made.

Section 6.20            Accuracy and Completeness of Disclosure.  The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Amended Agreement or delivered hereunder or under any other Credit Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.21            Qualified Domestic Assets.  Qualified Domestic Assets have a book value at least equal to the Minimum Qualified Domestic Asset Amount.

Section 6.22            OFAC.  No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) knowingly engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or targeted by any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.  Each Credit Party is in compliance, in all material respects, with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

Section 6.23            Patriot Act.  Each Credit Party is in compliance, in all material respects, with the Uniting And Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001).

Section 6.24            FCPA.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1            Conditions to Restatement Effective Date.  This Amended Agreement, the amendment and restatement of the Existing Credit Agreement effected hereby and the obligation of each Lender to make its extensions of credit to be made hereunder on the Restatement Effective Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.1):

(a)           Deliverables.  The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or pdf or similar electronic transmission (to be followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, if applicable, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)           This Amended Agreement; Evidence of Required Lender Consent.  Executed counterparts of this Amended Agreement signed by the Lenders (including at least those number of lenders under the Existing Credit Agreement as shall constitute the Required Lenders thereunder), the Company and the Agents, or written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission (including Adobe pdf file) of a signed signature page of this Amended Agreement) that each such party has signed a counterpart signature page of this Amended Agreement.

(ii)           Collateral Documents.  Subject to Section 8.12(b), executed counterparts of all Collateral Documents, together with:

(A)           a Perfection Certificate from the Company and from each other Credit Party, as applicable;

(B)           to the extent not on file with the appropriate Governmental Authority, appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the UCC or other applicable local Law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents;

(C)           copies of reports from CT Corporation or another independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax, PBGC or judgment liens or similar notices that name any of the Company or any other Credit Party (under its present name and any previous name and, if requested by the Collateral Agent, under any trade names), as debtor or seller that are filed in the jurisdictions referred to in clause (ii)(B) above (regardless of whether or not financing statements are then on file) or in any other jurisdiction having files which must be searched in order to determine fully the existence of the UCC security interests, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code), Liens of the PBGC (filed pursuant to Section 4068 of ERISA) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax, PBGC or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local Law) authenticated and authorized for filing);

(D)           searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral;

(E)           to the extent not previously delivered to the Collateral Agent, all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent; and

(F)           evidence of the completion of all other filings and recordings of or with respect to the Collateral Documents and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Collateral Documents (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(iii)           Intellectual Property Security Agreements.  To the extent not on file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, a short form assignment or grant of security interest in intellectual property, in substantially the form of Exhibit A to the Security Agreement (for patents and trademarks) or Exhibit B to the Security Agreement (for copyrights), duly executed by each Credit Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens in intellectual property created under Security Agreement and under such short form assignments or grants of security interests has been taken.

(iv)           Organization Documents.  To the extent not previously delivered to the Administrative Agent, true and correct copies of the Organization Documents of each Credit Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Credit Party.

(v)           Corporate Documents.  Copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing of each Credit Party in its jurisdiction of incorporation and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(vi)           Legal Opinions.  Opinions addressed to the Administrative Agent, the Collateral Agent and the Lenders of (A) Shearman & Sterling LLP, New York counsel to the Company, and (B) Ryan M. Patch, general counsel to the Company, each in form and substance reasonably satisfactory to the Administrative Agent.  Such opinions shall also cover such other matters incident to the transactions contemplated by this Amended Agreement as the Administrative Agent shall reasonably require.

(vii)           Closing Certificates.  A closing certificate of the Company, substantially in the form of Exhibits B-1 and B-2 hereto, respectively, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and its counsel, executed by (A) the President or any Vice President and (B) the Secretary or any Assistant Secretary of the Company.

(b)           Payment of Accrued Interest.  The Company shall have paid to the Administrative Agent for the respective accounts of the Lenders under the Existing Credit Agreement, all interest on the outstanding Loans under the Existing Credit Agreement at the rates specified therein accrued to but excluding the Restatement Effective Date.

(c)           Financial Projections.  The Lenders shall have received forecasts of the financial performance of the Company and its subsidiaries (x) on a quarterly basis, through 2011 and (y) on an annual basis, through 2015 satisfactory to the Lenders.

(d)           Fees.  The Administrative Agent shall have received, for the respective accounts of the Persons entitled to the same, all costs, expenses, fees and other compensation payable to the Lenders, the Agents and the Joint Lead Arrangers on or prior to the Restatement Effective Date, including, without limitation, reasonable fees of one legal counsel to the Lenders and one local counsel in each appropriate jurisdiction and any and all fees due pursuant to the Administrative Agency Fee Letter.

(e)           Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Amended Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.  Any information submitted to any of the Lenders by or on behalf of the Company or any of its Subsidiaries or affiliates shall be accurate and complete in all material respects.

(f)           Regulatory Authority Information.  The Company and each Subsidiary shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

The Administrative Agent shall notify the Company and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

Section 7.2            Conditions to All Loans and Letters of Credit.  The obligation of each Lender to make any Loan (other than any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans) and the obligation of each Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a)           Representations and Warranties.  Each of the representations set forth in Article VI, or which are contained in any other Credit Document shall, to the extent already qualified by materiality, be true and correct in all respects, and, if not so already qualified, shall be true and correct in all material respects, in any case on and as of the date such Loan is made (or such Letter of Credit is issued) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.

(c)           Notice. The Administrative Agent and, if applicable, the applicable Issuing Lender or the Swing Line Lender shall have received a notice of borrowing request or credit extension in accordance with the requirements of Article V hereof.

Each borrowing by the Company hereunder and the issuance of each Letter of Credit by each Issuing Lender hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in paragraphs (a) and (b) of this Section 7.2 have been satisfied.

Section 7.3            Effectiveness of Amendment and Restatement.  Until this Amended Agreement become effective in accordance with the requirements of Section 7.1, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby.  On the Restatement Effective Date, the Existing Credit Agreement will be automatically amended and restated to read as set forth in this Amended Agreement.  The rights and obligations of the parties hereto shall be governed (i) prior to the Restatement Effective Date, by the Existing Credit Agreement and (ii) on and after the Restatement Effective Date, by this Amended Agreement, it being understood and agreed that the definitions of “Applicable Level”, “Applicable Margin” and the provisions of Sections 5.9, 5.10, 5.12, 5.19, 5.20, 5.21, 5.23 and 12.5 as in effect immediately prior to the Restatement Effective Date will continue to be effective as to all matters arising out of or in any way related to facts or events existing or occurring prior to the Restatement Effective Date.  Once the Restatement Effective Date has occurred, all references to the “Credit Agreement” in any Credit Document or any other document, instrument, agreement, or writing shall be deemed to refer to the Existing Credit Agreement as amended and restated hereby.

Section 7.4            Acknowledgement and Affirmation of Security Interests.  (a) Each Credit Party hereby acknowledges that it has reviewed the terms and provisions of this Amended Agreement and consents to the amendment of the Existing Credit Agreement effected pursuant to this Amended Agreement.  Each Credit Party hereby confirms that each Credit Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Documents, the payment and performance of all “Obligations” under each of the Credit Documents to which it is a party (in each case as such terms are defined in the applicable Credit Document).

(b)           Each Credit Party acknowledges and agrees that (i) any of the Credit Documents to which it is a party or is otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid, enforceable, ratified and confirmed in all respects and shall not be impaired or limited by the execution or effectiveness of this Amended Agreement, and (ii) all security interests created under any of the Collateral Documents shall continue in full force and effect pursuant to the terms of such Collateral Document.  Each Credit Party represents and warrants that all representations and warranties contained in this Amended Agreement and the other Credit Documents to which it is a party or is otherwise bound are true and correct in all material respects on and as of the Restatement Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

(c)           Each Credit Party acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amended Agreement, such Credit Party (other than the Company) is not required by the terms of the Existing Credit Agreement or any other Credit Document to consent to the amendments to the Existing Credit Agreement effected pursuant to this Amended Agreement and (ii) nothing in the Existing Credit Agreement, this Amended Agreement or any other Credit Document shall be deemed to require the consent of such Credit Party (other than the Company) to any future amendments to the Existing Credit Agreement or the Agreement.

ARTICLE VIII
AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Loan or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender (other than Unmatured Surviving Obligations), any Agent or any Issuing Lender hereunder, it shall, and, in the case of the agreements contained in Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, and 8.12 cause each of its Subsidiaries to:

Section 8.1            Financial Statements.  Furnish to the Administrative Agent (with sufficient copies for each Lender):

(a)           Audited Annual Financial Statements.  As soon as available, but in any event within 90 days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2010, a copy of the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by certified public accountants of nationally recognized standing acceptable to the Required Lenders.

(b)           Quarterly Financial Statements.  As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, commencing with the quarterly period ending March 31, 2011, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer on behalf of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments).

(c)           Annual Budget.  As soon as available, but in any event within 90 days after the beginning of each fiscal year of the Company to which such budget relates, an annual operating budget of the Company and its Subsidiaries, on a consolidated basis, as adopted by the board of directors of the Company.

All financial statements shall be prepared in reasonable detail in accordance with GAAP in all material respects (provided that interim statements may be condensed and may exclude detailed footnote disclosure) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such officer and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as such term is used in Statement of Financial Accounting Standards No. 144) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period).  In the event the Company changes its accounting methods because of changes in GAAP, the Company shall also provide, if necessary for the determination of compliance with this Section 8.1 and Sections 5.6, 5.7, 5.9, 8.2, 9.1, 9.2, 9.3, 9.7, 9.8, 9.9, and 9.12, a statement of reconciliation conforming such financial statements to GAAP.

Section 8.2            Certificates; Other Information.  Furnish to the Administrative Agent (with sufficient copies for each Lender):

(a)           Auditors’ Certificate.  Concurrently with the delivery of the consolidated financial statements referred to in Section 8.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements that there is no Default or Event of Default under any financial covenants hereunder, except as specified in such letter.

(b)           Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 8.1(a) and (b), a certificate of a Responsible Officer on behalf of the Company:  (i) stating that, to the best of such officer’s knowledge, the Company and its Subsidiaries have observed or performed all of its covenants and other agreements, and satisfied every applicable condition, contained in this Amended Agreement and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of Section 9.1, clauses (f), (h), (j), (k) and (m) of Section 9.2, clause (b) of Section 9.4, clauses (i) and (j) of Section 9.6, clauses (a), (b), (k) and (m) of Section 9.7, Section 9.8, clauses (c) and (d) of Section 9.9, and Section 9.12; (iii) showing in detail as of the end of the related fiscal period for purposes of calculating the Applicable Level the ratio of Consolidated Total Indebtedness to Consolidated EBITDA and the calculations supporting such statement and if applicable, stating the Applicable Margin payable as a result of such ratio; (iv) showing in detail as of the end of the related fiscal period for purposes of calculating the Secured Leverage Ratio, the ratio of (A)(1) Consolidated Total Secured Indebtedness minus (2) Cash on Hand of the Company and its Consolidated Subsidiaries to (B) Consolidated EBITDA, and the calculations supporting such statement; (v) if not specified in the financial statements delivered pursuant to Section 8.1, specifying on a consolidated basis the aggregate amount of interest paid or accrued by the Company and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Company and its Subsidiaries, during such accounting period; (vi) listing all Indebtedness (other than Indebtedness hereunder) in each case incurred since the date of the previous consolidated balance sheet of the Company delivered pursuant to Section 8.1(a) or (b); (vii) setting forth in reasonable detail the reconciliation of Consolidated EBITDA to Consolidated Net Income of the Company; and (viii) demonstrating in detail as of the end of the related fiscal period that Qualified Domestic Assets had a book value at least equal to the Minimum Qualified Domestic Asset Amount.

(c)           Accountants’ Management Letters.  Promptly upon receipt thereof, copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants.

(d)           Reports to Holders of Debt Securities.  Promptly, after the furnishing thereof, copies of any statement or report furnished to holders generally of any debt securities constituting Material Indebtedness of the Company or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 8.1 or any other clause of this Section 8.2 and not otherwise filed with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions.

(e)           Other Information.  Promptly, such additional financial and other information as any Lender, through the Administrative Agent, may from time to time reasonably request.

Information required to be delivered pursuant to Section 8.1 or 8.2 shall be deemed to have been delivered if such information shall have been posted by the Administrative Agent on an IntraLinks or similar site to which each Lender has been granted access.  Information delivered pursuant to Section 8.1 or 8.2 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

The Company hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Company  hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that: (A) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 12.13); (C) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 8.3            Payment of Other Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities of whatever nature, except (i) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be and (ii) for trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 60 days (or any longer period if longer payment terms are accepted in the ordinary course of business) or, if overdue for more than 60 days (or such longer period), as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company and its Subsidiaries, as the case may be.

Section 8.4            Continuation of Business and Maintenance of Existence and Material Rights and Privileges.  Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and except as otherwise permitted by Sections 9.6, 9.7, 9.8 and 9.9.

Section 8.5            Compliance with All Applicable Laws and Regulations and Material Contractual Obligations.  Comply with all applicable Requirements of Law (including, without limitation, any and all Environmental Laws, tax, and ERISA laws) and Contractual Obligations except to the extent that the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Without limiting the foregoing, the Company (i) shall retire and cancel each share of its common stock repurchased in any Qualified Stock Repurchase promptly following the consummation of such repurchase and ensure that all such shares revert to the status of authorized and unissued shares and (ii) shall not sell, reissue, transfer, pledge or otherwise assign or dispose of any such shares to any other Person after such repurchase.

Section 8.6            Maintenance of Property; Insurance.  Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business (in any event including general liability, contractual liability, personal injury, workers’ compensation, employers’ liability, automobile liability and physical damage coverage, all risk property, business interruption, fidelity and crime insurance); provided that the Company may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

Section 8.7            Maintenance of Books and Records.  Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law.

Section 8.8            Right of the Lenders to Inspect Property and Books and Records.  Permit representatives of any Lender upon reasonable notice during business hours and with a Responsible Officer present to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired upon reasonable notice, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees thereof, and with their independent certified public accountants.

Section 8.9            Notices.  Promptly give notice to the Administrative Agent and each Lender:

(i)           of the occurrence of any Default or Event of Default;

(ii)           of any (A) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has not been waived and could reasonably be expected to have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to clause (e) of Section 10.1, would have constituted a Default or Event of Default under this Amended Agreement, or (B) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its Subsidiaries by any Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect;

(iii)           of any litigation or proceeding affecting the Company or any of its Subsidiaries (A) in which more than $10,000,000 of the amount claimed is not covered by insurance or (B) in which injunctive or similar relief is sought which if obtained could reasonably be expected to have a Material Adverse Effect;

(iv)           of the following events, as soon as practicable after, and in any event within 30 days after, the Company knows thereof:  (A) the occurrence of any Reportable Event with respect to any Single Employer Plan which Reportable Event could reasonably be expected to have a Material Adverse Effect, or (B) the institution of proceedings or the taking of any other action by PBGC, the Company or any Commonly Controlled Entity to terminate, withdraw from or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which could reasonably be expected to have a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable:  (x) a certificate of a Responsible Officer on behalf of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (y) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

(v)            of a failure or anticipated failure by the Company to make payment when due and payable on any Senior Notes; and

(vi)           of a material adverse change known by the Company or any of its Subsidiaries in the business, financial condition, assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole.

Each notice pursuant to this Section 8.9 shall be accompanied by a statement of a Responsible Officer on behalf of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (i) through (v)) stating what action the Company proposes to take with respect thereto.

Section 8.10            Minimum Qualified Domestic Assets; Subsidiary Guaranties and Collateral.

(a)           Subsidiary Guarantors.  The Company will take, and will cause each of its Subsidiaries to take, such actions from time to time as shall be necessary to ensure that Qualified Domestic Assets at all times from and after the Existing Credit Agreement Effective Date have a book value at least equal to the Minimum Qualified Domestic Asset Amount.  Accordingly, and without limiting the generality of the foregoing, if the Company or any of its direct or indirect Subsidiaries shall form or acquire any Subsidiary after the Restatement Effective Date, the Company, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Subsidiary and identifying which of such assets comprise a portion of Consolidated Total Domestic Assets.  If such new Subsidiary (alone or together with other Subsidiaries which are not Wholly-Owned Domestic Subsidiary Guarantors) owns, or at any time after the Existing Credit Agreement Effective Date one or more Subsidiaries (including any such new Subsidiary) which are not at the time Wholly-Owned Domestic Subsidiary Guarantors (excluding ATS and ALC if but only so long as they do not collectively own assets having a book value in excess of the Allowed Exclusion Amount) individually or collectively own, assets having a book value exceeding the product of (i) 7.5% (expressed as a decimal) multiplied by (ii) the aggregate book value of Consolidated Total Domestic Assets (a “Qualified Domestic Asset Trigger Event”), the Company will, to the extent necessary to ensure that Qualified Domestic Assets at the time have a book value at least equal to the Minimum Qualified Domestic Asset Amount, cause one or more Domestic Subsidiaries which are not Wholly-Owned Domestic Subsidiary Guarantors at the time (each an “Affected Subsidiary”; provided that in no event shall any member of the TSI/Reinhardt Group be required to become an “Affected Subsidiary”) to become Credit Parties (and their assets to become Qualified Domestic Assets), and cause each Affected Subsidiary:

(i)           within 20 days after any Qualified Domestic Asset Trigger Event, to execute a Credit Party Accession Agreement pursuant to which each Affected Subsidiary shall agree to become a “Guarantor” under the Guaranty, an “Obligor” under the Security Agreement and an “Obligor” under the Pledge Agreements and/or an obligor under such other Collateral Documents as may be applicable to such Subsidiary;

(ii)           within 60 days after any Qualified Domestic Asset Trigger Event, cause each Affected Subsidiary and each direct and indirect parent of such Affected Subsidiary (if it has not already done so) to duly execute and deliver to the Collateral Agent (A) in the case of any parcel of Real Property having a fair market value exceeding $25,000,000, deeds of trust, trust deeds, deeds to secure debt, Mortgages, leasehold mortgages, leasehold deeds of trust, (B) a certification from a registered engineer or land surveyor in a form reasonably satisfactory to the Collateral Agent or other evidence reasonably acceptable to the Collateral Agent that none of the improvements on any Real Property are located within any area designated by the director of the Federal Emergency Management Agency as a “special flood hazard” area or if any improvements on the Real Property are located within a “special flood hazard” area, evidence of a flood insurance policy (if such insurance is required by applicable Law) from a company and in an amount satisfactory to the Collateral Agent for the applicable portion of the premises, naming the Collateral Agent, for the benefit of the Lenders, as mortgagee, and (C) other security and pledge agreements, as specified by and in form and substance satisfactory to the Collateral Agent (including delivery of all Pledged Collateral (as defined in the Pledge Agreements) in and of each Affected Subsidiary, and other instruments of the type specified in Section 7.1(a)(ii) and (iii) of either the Existing Credit Agreement or this Amended Agreement), securing payment of all the Finance Obligations of such Affected Subsidiary or such parent, as the case may be, under the Credit Documents and constituting Liens on all such real and personal properties;

(iii)           within 90 days after any Qualified Domestic Asset Trigger Event, to cause each Affected Subsidiary and each direct and indirect parent of each Affected Subsidiary (if it has not already done so) to take whatever action (including the recording of Mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents and any other security and pledge agreements delivered pursuant to this Section 8.10(a), enforceable against all third parties in accordance with their terms;

(iv)           within 90 days after any Qualified Domestic Asset Trigger Event, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Credit Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request;

(v)           as promptly as practicable after any Qualified Domestic Asset Trigger Event, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent; and

(vi)           deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Credit Party pursuant to Section 7.1 on the Restatement Effective Date or as the Administrative Agent, the Collateral Agent or the Required Lenders shall have requested.

This paragraph (a) shall not require control agreements and perfection by “control” with respect to Collateral constituting deposit accounts or securities accounts.

(b)           Pledge of Equity Interests.  Each Credit Party shall pledge the capital stock, or other Equity Interests and intercompany indebtedness, owned by it (unless such a pledge is expressly not required by this Amended Agreement or the Pledge Agreements) pursuant to the Pledge Agreements, it being understood and agreed that, notwithstanding anything that may be to the contrary herein (other than Section 9.6(i), Section 9.7(k) and the final paragraph of Section 9.7), the Pledge Agreement shall not require the Company to pledge:

(i)           except to the extent set forth in Section 8.10(e), any of the outstanding capital stock of, or other equity interests in, any Subsidiary of the Company which is owned by another Subsidiary of the Company,

(ii)           except to the extent set forth in Section 8.10(e), more than 65% of the outstanding capital stock of, or other equity interests in, any Foreign Subsidiary owned directly by the Company;

(iii)           any of the outstanding capital stock of, or other equity interests in, (A) ATS or ALC if and so long as the aggregate book value of their Excluded Domestic Assets does not exceed the Allowed Exclusion Amount, or (B) any member of the TSI/Reinhardt Group; or

(iv)           any of the outstanding capital stock of, or other equity interests, in any Subsidiary where such pledge would (A) be prohibited by applicable law, (B) result in material adverse tax consequences to the Company, (C) in the case of any non-wholly owned Subsidiary or joint venture existing on the Existing Credit Agreement Effective Date, result in a breach of a joint venture agreement, operating agreement or other similar document or agreement in the form existing on the Existing Credit Agreement Effective Date, (D) in the case of any non-wholly owned Subsidiary or joint venture created or acquired after the Existing Credit Agreement Effective Date, result in a breach of a joint venture agreement, operating agreement or other similar document or agreement, provided that the Company shall use its commercially reasonable efforts to obtain all consents or take such other actions as may be necessary to enable the pledge of such capital stock or other equity interests, or (E) cause the Company to incur costs associated with such pledge that are excessive in comparison to the benefits afforded to the Lenders, as reasonably determined by the Administrative Agent), and provided further that to the extent the Company does not ultimately acquire 100% of the outstanding capital stock or other equity interests of any acquired or newly formed Subsidiary in any Permitted Acquisition, notwithstanding clause (iv)(D) above but except as provided in clauses (ii) or (iv)(A),(B) and (E) above, the Collateral Agent shall receive a pledge of all outstanding capital stock or other equity interests of such entity held by the Company.

(c)           Additional Security.  Each Credit Party will cause, (i) each parcel of its owned Real Property acquired after the Restatement Effective Date having a fair market value of $25,000,000 or more (except any such parcel as to which the costs of providing a Mortgage are excessive in relation to the benefit afforded to the parties secured thereby, as determined in the reasonable discretion of the Administrative Agent) and all of its personal property and (ii) upon the occurrence of an Event of Default, all other assets and properties of such Credit Party as are not covered by the original Collateral Documents and as may be requested by the Collateral Agent or the Required Lenders in their sole reasonable discretion to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of owned Real Property, title insured Liens in favor of the Collateral Agent pursuant to the Collateral Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Collateral Agent shall request in its sole reasonable discretion (collectively, the “Additional Collateral Documents”).

In furtherance of the foregoing terms of this subparagraph (c), upon the acquisition of any owned Real Property referred to in the preceding paragraph by any Credit Party, if such owned Real Property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority deed of trust or mortgage lien in favor of the Administrative Agent for the benefit of the Secured Parties, then such Credit Party shall, at the Company’s expense:

(i)           within 30 days after such acquisition, furnish to the Administrative Agent a description of the owned Real Property so acquired in detail satisfactory to the Administrative Agent;

(ii)           within 45 days after such acquisition, cause the applicable Credit Party to duly execute and deliver to the Collateral Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, instruments of accession to the Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Finance Obligations of the applicable Credit Party under the Credit Agreement and constituting Liens on all such owned Real Properties; provided that the Administrative Agent may, in its reasonable discretion, extend such time period from 45 days up to a maximum of 90 days;

(iii)           within 60 days after such acquisition, cause the applicable Credit Party to take whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on such owned Real Property, enforceable against all third parties;

(iv)           within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent, and the other Secured Parties, of counsel for the Credit Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request; provided that the Administrative Agent may, in its reasonable discretion, extend such time period from 45 days up to a maximum of 90 days;

(v)           as promptly as practicable after any acquisition of any such owned Real Property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Collateral Agent with respect to such owned Real Property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such owned Real Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent; and

(vi)           deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Credit Party pursuant to Section 7.1 on the Restatement Effective Date or as the Administrative Agent, the Collateral Agent or the Required Lenders shall have requested.

If, subsequent to The Restatement Effective Date, a Credit Party shall acquire any intellectual property, securities, instruments, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Collateral Documents, the Company shall promptly (and in any event within three Business Days after any Responsible Officer of any Credit Party acquires knowledge of the same) notify the Collateral Agent of the same.  Each of the Credit Parties shall adhere to the covenants regarding the location of personal property as set forth in the Collateral Documents.

(d)           Real Property Appraisals.  If the Collateral Agent or the Required Lenders determine that there is a Requirement of Law for them to have appraisals prepared in respect of the Real Property of the Company constituting Collateral, the Company shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 34 - Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Required Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(e)           Foreign Subsidiaries Security.  Upon the written request of the Administrative Agent following a Change in Law, which Change in Law is reasonably determined to be relevant by the Administrative Agent, unless (x) counsel for the Company reasonably acceptable to the Administrative Agent provides, within 60 days after such written request of the Administrative Agent, a written opinion addressed to the Company and the Administrative Agent, in form and substance mutually satisfactory to the Company and the Administrative Agent, to the effect that, with respect to any direct Foreign Subsidiary of any Credit Party that has not already had all of the Equity Interests issued by it pledged pursuant to the Pledge Agreements, a pledge of more than 65.0% of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary (as determined for United States federal income tax purposes) to be treated as a deemed dividend to the Company or any other domestic Affiliate of the Company for U.S. federal income Tax purposes or otherwise could reasonably be expected to subject the Company or any other domestic Affiliate of the Company to liability for any additional United States income Taxes by virtue of Section 956 of the Code or any other applicable provision of the Code, then (y) that portion of such Foreign Subsidiary’s outstanding capital stock issued by such Foreign Subsidiary, not theretofore pledged pursuant to the Pledge Agreements, shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to an accession agreement to the relevant Pledge Agreement (or another pledge agreement in substantially identical form, if needed) to the extent that entering into the Pledge Agreement is permitted by the Laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 8.10(e) to be in form, scope and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.

(f)           Certain Actions Following Defaults.  Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Company shall, at the Company’s expense:

(i)           within 30 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Credit Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent;

(ii)           within 45 days after such request, duly execute and deliver, and cause each Credit Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, instruments of accession to the Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Collateral), securing payment of all the Finance Obligations of the Credit Parties under the Credit Documents and constituting Liens on all such properties;

(iii)           within 60 days after such request, take, and cause each Credit Party to take, whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to vest in the Collateral Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, instruments of accession to the Collateral Documents and security and pledge agreements delivered pursuant to this Section 8.10, enforceable against all third parties in accordance with their terms;

(iv)           within 60 days after such request, deliver to the Administrative Agent and the Collateral Agent, upon the request of the Administrative Agent or the Collateral Agent in their sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent, and the other Secured Parties, of counsel for the Credit Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request; and

(v)           as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of Real Property owned or held by the Credit Parties, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such Real Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(g)           Further Assurances.  At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Collateral Documents and any such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, instruments of accession to the Collateral Documents and other security and pledge agreements.

(h)           Time for Taking Certain Actions.  The Company agrees that if no deadline for taking any action required by this Section 8.10 is specified herein, such action shall be completed as soon as possible, but in no event later than 30 days after such action is either requested to be taken by the Collateral Agent or the Required Lenders or required to be taken by the company or any of its Subsidiaries pursuant to the terms of this Section 8.10.

Section 8.11            Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Materials of Environmental Concern from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 8.12            Further Assurances.

(a)           General Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Credit Documents, (B) to the fullest extent permitted by applicable law, subject any Credit Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party is or is to be a party, and if and to the extent necessary, cause each of its Subsidiaries to do so.

(b)           Certain Subsidiaries.  If the Company is unable after the use of commercially reasonable efforts to deliver on the Restatement Effective Date Collateral Documents otherwise required to be delivered under Section 7.1(a)(ii)(E) covering shares of the outstanding capital stock of Burns Aerospace Europe S.A.R.L. and CMP SAS, the Company shall deliver such Collateral Documents within 30 days after the Closing Date or such longer period as may be agreed by the Administrative Agent.

ARTICLE IX
NEGATIVE COVENANTS

The Company hereby agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount (other than any Unmatured Surviving Obligations) is owing to any Lender, any Agent or the Issuing Lenders hereunder (it being understood that each of the permitted exceptions to each covenant in this Article IX is in addition to, and not overlapping with, any other of such permitted exceptions in such covenant except to the extent expressly provided):

Section 9.1            Financial Condition Covenants.

(a)           Consolidated Total Indebtedness to Consolidated EBITDA.  Permit for any period of four consecutive fiscal quarters ending at any time on or after the Restatement Effective Date the ratio (the “Total Leverage Ratio”) of (i) (A) Consolidated Total Indebtedness as of the end of such period minus (B) Cash on Hand of the Company and its Consolidated Subsidiaries to (ii) Consolidated EBITDA for such period to exceed 4.25 to 1.0.

(b)           Interest Coverage Ratio.  Permit for any period of four consecutive fiscal quarters ending at any time on or after the Restatement Effective Date, the ratio (the “Interest Coverage Ratio”) of (i) Consolidated EBITDA for such period to (ii) Consolidated Cash Interest Expense to be less than 2.25 to 1.0.

Section 9.2            Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of the Company in connection with the Letters of Credit and this Amended Agreement;

(b)           Indebtedness of (i) the Company to any Subsidiary; provided that all such Indebtedness shall be subordinated to the Finance Obligations on the terms and conditions set forth in Exhibit G, and (ii) any Subsidiary to the Company or any other Subsidiary to the extent the Indebtedness referred to in this clause 9.2(b)(ii) evidences a loan or advance permitted under Section 9.7;

(c)           Indebtedness of the Company evidenced by the Senior Notes;

(d)           Indebtedness in respect of derivative contracts permitted by Section 9.11;

(e)           Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries, in each case to the extent a Letter of Credit supports in whole or in part the obligations of the Company and its Subsidiaries with respect to such bonds, guarantees and letters of credit;

(f)           Indebtedness of the Company incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital lease obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any extension or renewal thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (B) the aggregate principal amount of Indebtedness permitted by this paragraph (f) shall not at any time exceed the greater of (x) $125,000,000 and (y) 3.25% of Consolidated Total Assets as of the last day of the fiscal quarter ending immediately preceding the date of determination for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable and (C) such Indebtedness is not incurred or assumed in connection with any Permitted Acquisition or Permitted Foreign Acquisition;

(g)           Indebtedness owed to a seller in a Permitted Acquisition, Permitted Foreign Acquisition or a Permitted Joint Venture or to a buyer in a disposition permitted under clause (e) or (f) of Section 9.6 that (i) relates to customary post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items typically subject to post-closing adjustments in similar transactions, and are outstanding for a period of one (1) year or less following the creation thereof or (ii) relates to customary indemnities granted to the seller or buyer in the transaction;

(h)           other Indebtedness of the Company incurred in the ordinary course of business in an aggregate principal amount not to exceed $125,000,000 at any time;

(i)           Indebtedness of the Company or any of its Subsidiaries existing on the Restatement Effective Date and listed on Schedule 9.2 hereto including any extension or renewals or refinancing thereof, provided the principal amount thereof is not increased;

(j)           unsecured Indebtedness of the Company (i) the principal of which is not required to be repaid, in whole or in part, before the first anniversary of the later of the Revolving Credit Termination Date or the final maturity date of any Incremental Loans, (ii) that is subordinated in right of payment to the Company’s indebtedness, obligations and liabilities to the Lenders under the Credit Documents pursuant to payment and subordination provisions satisfactory in form and substance to the Administrative Agent, (iii) is issued pursuant to credit documents having covenants and events of default that are no less favorable, including with respect to rights of acceleration, taken as a whole, to the Company than the terms hereof or are otherwise reasonably satisfactory in form and substance to the Administrative Agent, and (iv) if, after giving effect to the incurrence thereof and the application of the proceeds thereof on a pro forma basis, the Company is in compliance with Section 9.1;

(k)           senior unsecured Indebtedness of the Company:  (i) the principal of which is not required to be repaid, in whole or in part, before the first anniversary of the latest of the Revolving Credit Termination Date or the final maturity date for any Incremental Loans; (ii) which is issued pursuant to documents having covenants and events of default that are no less favorable, including with respect to rights of acceleration, taken as a whole, to the Company than the terms hereof and the terms of the Senior Notes as in effect on the Restatement Effective Date; (iii) if, after giving effect to the incurrence thereof and the application of the proceeds thereof, the Company is in compliance with Section 9.1 and the Secured Leverage Ratio of the Company and its Consolidated Subsidiaries is less than 2.75 to 1.00 (or with respect to the Incurrence of Indebtedness by the Company or a Foreign Subsidiary for the purposes of consummating any Permitted Foreign Acquisition, as set forth in Section 9.2(k)(iv)(B) below, 2.50 to 1.00), in each case calculated on a pro forma basis as of the last day of the fiscal quarter ending immediately preceding the date of the incurrence of any such senior unsecured Indebtedness for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to the incurrence of such senior unsecured Indebtedness as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter; and (iv) the Net Proceeds of which are (A) applied to fund Permitted Acquisitions (including, for the avoidance of doubt, paying all costs and expenses incurred in connection therewith); (B) applied (directly or indirectly) to fund Permitted Foreign Acquisitions by such Foreign Subsidiaries (including, for the avoidance of doubt, paying all costs and expenses incurred in connection therewith), pursuant to Sections 9.7(b)(ii) and 9.7(k) below; or (C) otherwise applied to the repayment of senior unsecured Indebtedness of the Company or one or more of its Subsidiaries which complies with clauses (i) through (iv) of this paragraph (k) or Indebtedness of the Company or one or more of its Subsidiaries which is secured by any Lien on any property or assets of the Company or one or more of its Subsidiaries;

(l)           Contingent Obligations permitted by Section 9.4; and

(m)           Indebtedness of Foreign Subsidiaries in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in the ordinary course of business, in an aggregate principal amount not to exceed $25,000,000 at any time.

Section 9.3            Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names the Company or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, except:

(a)           Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which do not, individually or in the aggregate, materially impair the use of any of the assets or properties of the Company or any Subsidiary or which are not overdue by more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

(c)           pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(d)           easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases or licenses granted to others, in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

(e)           Liens in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Documents and bankers’ liens arising by operation of law;

(f)           Liens on assets of entities or Persons which become Subsidiaries of the Company after the date hereof; provided that such Liens exist at the time such entities or Persons become Subsidiaries and are not created in anticipation thereof, it being understood that, to the extent necessary to ensure that Qualified Domestic Assets at the time have a book value at least equal to the Minimum Qualified Domestic Asset Amount at such time, (A) any such assets shall be transferred to the Company or one or more Wholly-Owned Domestic Subsidiary Guarantors within 90 days of such acquisition or (B) such entity or Person shall become a Credit Party in accordance with Section 8.10 hereof.

(g)           Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit;

(h)           Liens in existence on the Existing Credit Agreement Effective Date and described in Schedule 9.3 and renewals thereof in amounts not to exceed the amounts listed on such Schedule 9.3;

(i)           Liens on assets acquired in connection with a Permitted Acquisition or a Permitted Foreign Acquisition; provided that such Liens (A) exist at the time of the Permitted Acquisition or Permitted Foreign Acquisition in question and are not created in anticipation thereof, and (B) are not extended to cover other assets of the Company or any of its Subsidiaries;

(j)           any leases or licenses of any intellectual property or intangible assets or entering into any franchise agreement in the ordinary course of business;

(k)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l)           Liens securing Indebtedness owing to the Company or any Subsidiary under Section 9.2(b)(ii);

(m)           Liens on fixed or capital assets acquired, constructed or improved by the Company; provided that (i) such security interests secure only Indebtedness permitted by Section 9.2(f), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary, and (v) such security interests shall not interfere with the security and priority of the Liens granted to the Collateral Agent for the benefit of the Secured Parties;

(n)           Liens to secure Indebtedness permitted under Section 9.2(h) if (i) no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, (ii) such Liens shall not attach to any Collateral or interfere with the security and priority of the Liens granted to the Collateral Agent for the benefit of the Secured Parties and (iii) the Secured Leverage Ratio of the Company and its Consolidated Subsidiaries is less than 2.75 to 1.00 (calculated on a pro forma basis as of the last day of the fiscal quarter ending immediately preceding the date of the incurrence of such Indebtedness for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to the incurrence of such as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter);

(o)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 10.1(h);

(p)           Liens arising from precautionary UCC filings or similar filings relating to Operating Leases;

(q)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(r)           Liens on insurance proceeds securing the payment of financed insurance premiums (provided that such Liens extend only to such insurance proceeds and not to any other property or assets).

No Liens shall be permitted to exist, directly or indirectly (i) on the Collateral (as defined in the Pledge Agreements), other than Liens created under the Pledge Agreements and under clause (a) above, or (ii) except as permitted under clauses (a), (f), (i) and (j) above, on material trademarks.

Section 9.4            Limitation on Contingent Obligations.  Create, incur, assume or suffer to exist any Contingent Obligation except:

(a)           guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Company or any of its Subsidiaries;

(b)           guarantees by the Company and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $50,000,000 at any one time; provided, however, that any such guarantee granted by a Subsidiary shall only be given in accordance with Section 9.15 hereof;

(c)           Contingent Obligations existing on the Existing Credit Agreement Effective Date and described in Schedule 9.4 including any extensions or renewals thereof;

(d)           Contingent Obligations in respect of derivative contracts permitted by Section 9.11;

(e)           Contingent Obligations pursuant to the Credit Documents;

(f)           guarantees by the Company of (i) Indebtedness of its Subsidiaries permitted under Section 9.2(g) and (ii) other obligations of Subsidiaries not prohibited hereunder; and

(g)           guarantees by any Subsidiary of Indebtedness and other obligations of the Company or any Subsidiary; provided that the Indebtedness or obligations so guaranteed is either permitted pursuant to Section 9.2 or not prohibited hereunder; and provided further that any such guarantees shall only be given in accordance with Section 9.15 hereof.

Section 9.5            Prohibition on Fundamental Changes.  Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Company or any of its Subsidiaries), or transfer all or substantially all of its assets to any Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it and those reasonably related or incidental thereto, except for (a) any merger of any Subsidiary into (i) the Company provided the Company is the surviving entity or (ii)(A) any Domestic Subsidiary or (B) in the case of a Foreign Subsidiary, any other Foreign Subsidiary; provided, in each case, that if one of the parties has become a guarantor under this Amended Agreement pursuant to Section 8.10 or Section 9.15, such entity shall be the surviving entity, and (b) liquidation or dissolution of any Subsidiary, provided that all assets of such Subsidiary are transferred to the Company or to a Wholly-Owned Domestic Subsidiary Guarantor.

Section 9.6            Prohibition on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except:

(a)           for the sale or other disposition of any tangible personal property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business;

(b)           for sales or other dispositions of inventory made in the ordinary course of business and dispositions, assignments or abandonment of intellectual property in the ordinary course of business;

(c)           that any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company, and the Company and its Subsidiaries may make Investments permitted by Section 9.7;

(d)           that (i) any Foreign Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation,

transfer of assets, or otherwise) to the Company or a Wholly-Owned Subsidiary of the Company, (ii) any Subsidiary of the Company which is not a Credit Party may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Subsidiary of the Company to a Wholly-Owned Subsidiary of the Company, and (iii) any Subsidiary of the Company which is not a Credit Party may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Subsidiary of the Company to a Wholly-Owned Subsidiary of the Company which is a Credit Party; provided that in any case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;

(e)           for the sale or other disposition by the Company or any of its Subsidiaries of any assets described on Schedule 9.6 hereto consummated after the Restatement Effective Date, provided that such sale or other disposition shall be made for fair value on an arm’s-length basis;

(f)           for the sale or other disposition by the Company or any of its Subsidiaries of other assets consummated after the Existing Credit Agreement Effective Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) the consideration for such sale or other disposition consists of cash and Cash Equivalents, assets (other than capital stock and equity interests) which can be employed in the same business as the Company and its Subsidiaries are engaged in or a related business and promissory notes and other debt obligations of the purchaser of the assets being sold or disposed of, provided that not more than 25% of the purchase price payable in connection with any such sale or disposition shall be in the form of promissory notes or other debt obligations of the purchaser of such assets; and (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with the provisions of Section 5.6;

(g)           any leases or licenses of property in the ordinary course of business;

(h)           any leases or licenses of any intellectual property or intangible assets or entering into any franchise agreement in the ordinary course of business; and

(i)           transfers of (i) inventory from the “Consumables Management” segment of the Company’s inventories having an aggregate fair market value not exceeding $250,000,000 to one or more Foreign Subsidiaries of the Company, (ii) the Equity Interests or assets comprising the TSI/Reinhardt Group to one or more First Tier Foreign Subsidiaries and (iii) such amount of the remaining proceeds of Senior Notes held immediately prior to the Restatement Effective Date by the Collateral Agent under and pursuant to Section 9.2(k)(iv) of the Existing Credit Agreement to one or more First Tier Foreign Subsidiaries to enable it or them (or its or their Subsidiaries) to consummate the Specified Pending Acquisitions permitted under Section 9.7(b)(iii); and

(j)           sales, conveyances, transfers or other dispositions of personal property, leases and other assets of the Company and its Subsidiaries not permitted under clauses (a), (b), (c), (d) or (e) above, having an aggregate fair market value not exceeding $5,000,000 in each fiscal year.

The Company and its Subsidiaries shall not convey, sell, lease, assign, transfer or otherwise dispose of any material trademarks except as permitted by clauses (e), (g), (h) and (i) above.

Section 9.7            Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment (each and “Investment” and, collectively, “Investments”) in, any Person, except (subject to the final sentence of this Section 9.7) the following:

(a)           (i) loans or advances in respect of intercompany accounts attributable to the operation of the Company’s cash management system, (ii) loans or advances by the Company to any Subsidiary for working capital needs so long as such loans or advances constitute Indebtedness of the primary obligor that is not subordinate to any other Indebtedness of such obligor and, if evidenced by a promissory note, instrument or other writing, shall be pledged to the Collateral Agent as a Pledged Note, and provided that the aggregate outstanding principal amount of all such loans, when aggregated with the aggregate amount of all Investments made by the Company in its Subsidiaries pursuant to clause (b)(i) below, shall not exceed five percent (5%) of the Consolidated Total Assets, and (iii) loans or advances to the Company which are subordinated to the Finance Obligations on the terms and conditions set forth in Exhibit G;

(b)           (i) Investments by the Company in Domestic Subsidiaries of the Company that are not Credit Parties in an aggregate amount, when taken together with the aggregate amount of all outstanding loans and advances made pursuant to clause (a)(ii) above, not exceeding five percent (5%) of the Consolidated Total Assets; (ii) Investments by the Company in Foreign Subsidiaries of the Company in an aggregate amount not exceeding $200,000,000 for all such Investments made or committed to be made from and after the Existing Credit Agreement Effective Date (determined without regard to any write-offs or write-downs thereof and excluding the Investments permitted by Section 9.6(i)) plus an amount equal to any returns of capital or sales proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made); and (iii) Investments by the Company and its Foreign Subsidiaries required to consummate the Specified Pending Acquisitions (including payment of the full purchase price for each Specified Pending Acquisition, and payment of all costs and expenses incurred by the Company and its Subsidiaries in connection therewith) made solely with the proceeds of Senior Notes as referred to in Section 9.6(i)(iii);

(c)           Investments by the Company or any of its Subsidiaries in Subsidiaries of the Company which are Credit Parties;

(d)           any Domestic Subsidiary of the Company which is not a Credit Party may make Investments in the Company or any Domestic Subsidiary (by way of capital contribution or otherwise), and any Foreign Subsidiary of the Company may make Investments in the Company or any other Foreign Subsidiary (by way of capital contribution or otherwise);

(e)           the Company may invest in, acquire and hold cash and Cash Equivalents;

(f)           the Company or any of its Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Company or any such Subsidiary;

(g)           the Company or any of its Subsidiaries may make payroll advances in the ordinary course of business;

(h)           the Company or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (h) shall prevent the Company or any Subsidiary from offering such concessionary trade terms, or from receiving such Investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(i)           the Company and its Subsidiaries may make Investments in connection with asset sales permitted by Section 9.6 or to which the Required Lenders consent;

(j)           Investments, loans and advances of the Company existing on the Restatement Effective Date and described on Schedule 9.7 hereto;

(k)           so long as no Default or Event of Default has occurred and is continuing or would exist after giving effect to such transaction, the Company and its Subsidiaries may make Permitted Acquisitions, Permitted Foreign Acquisitions and Investments in Permitted Joint Ventures, provided that (i) after giving effect thereto the Company shall be in compliance with the covenants set forth in Section 9.1 (calculated on a pro forma basis as of the last day of the fiscal quarter ending immediately preceding the effective date of such Permitted Acquisition, Permitted Foreign Acquisition or other Investment for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to such Permitted Acquisition, Permitted Foreign Acquisition or Investment as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter); (ii) (A) with respect to any Permitted Acquisitions or Investment in Permitted Joint Ventures, the Secured Leverage Ratio of the Company and its Consolidated Subsidiaries is less than 2.75 to 1.00 (calculated on a pro forma basis as of the last day of the fiscal quarter ending immediately preceding the effective date of such Permitted Acquisition or other Investment for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to such Permitted Acquisition or Investment as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter), or (B) with respect to any Permitted Foreign Acquisition, the Secured Leverage Ratio of the Company and its Consolidated Subsidiaries is less than 2.50 to 1.00 (calculated on a pro forma basis as of the last day of the fiscal quarter ending immediately preceding the effective date of such Permitted Foreign Acquisition for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to such Permitted Foreign Acquisition as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter); (iii) if any Person shall become a Domestic Subsidiary of the Company by virtue of a Permitted Acquisition, then, unless all or substantially all of the assets of such Person are transferred to the Company (by merger of such Person with and into the Company or otherwise) within 90 days after the date such Person first become a Domestic Subsidiary of the Company, the Company shall cause such Person to become a Credit Party (and its assets to become Qualified Domestic Assets) and shall cause each such Person to comply with the requirements set forth in Section 8.10(a)(i) through (vi), (iv) immediately after giving effect thereto, Consolidated Liquidity shall not be less than $200,000,000 and (v) no Permitted Foreign Acquisition or Permitted Joint Venture may be made of, with or in consideration of any assets which before or after giving effect to such Investment are (or are required to be) either Qualified Domestic Assets or Collateral, unless (and solely to the extent that) Qualified Domestic Assets immediately prior to such Investment exceed the Minimum Domestic Qualified Asset Amount (computed for purposes of this clause (v) without deducting from Consolidated Total Domestic Assets the book value of any Qualified Domestic Assets previously or contemporaneously transferred under this paragraph (k) in respect of any Permitted Foreign Acquisition or Permitted Joint Venture since the Restatement Effective Date);

(l)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(m)           additional Investments of the type contemplated by paragraphs (a) and (b) of this Section 9.7 if after giving effect thereto:  (i) no Default or Event of Default has occurred or would occur after giving effect thereto; (ii) the Company is in compliance with the Total Leverage Ratio and the Interest Coverage Ratio at the respective levels applicable thereto at such time in accordance with Section

9.1, as each such ratio so specified is reduced (in the case of Section 9.1(a)) or increased (in the case of Section 9.1(b)) by 0.50 to 1.00 from the applicable levels set forth in Section 9.1, and the Secured Leverage Ratio of the Company and its Consolidated Subsidiaries is less than 2.50 to 1.00, in each case calculated on a pro forma basis as of the last day of the fiscal quarter ending immediately preceding the date of each such Investment for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to such Investment as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter; and (iii) each such Investment is funded solely with any then remaining Available Amount at the time such Investment is made.

In no case shall the Company or any of its Subsidiaries make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other Investment in, any Person (other than one or more Foreign Subsidiaries solely to the extent permitted under Section 9.7(b)(ii)) if after giving effect thereto (i) Qualified Domestic Assets do not have a book value at least equal to the Minimum Qualified Domestic Asset Amount or (ii) one or more Subsidiaries which are not at the time Wholly-Owned Domestic Subsidiary Guarantors (excluding ATS and ALC if and only so long as they do not collectively own assets having a book value in excess of the Allowed Exclusion Amount) individually or collectively own assets having a book value exceeding the product of (i) 7.5% (expressed as a decimal) multiplied by (ii) the aggregate book value of Consolidated Total Domestic Assets.

Section 9.8            Capital Expenditures.  Make or commit to make Capital Expenditures exceeding, in any fiscal quarter, 1.5% of Consolidated Net Sales for the period of four consecutive fiscal quarters ended immediately preceding such fiscal quarter, as such amount may be increased within and during any fiscal quarter by any then-unexpended amount permitted for one or more prior fiscal quarters, pursuant to the last sentence of this Section 9.8 (the amount so determined within and during each fiscal year being herein referred to as the “Base CapEx Amount”); provided that in the event that any Person or the assets of such Person are acquired (an “Acquired Person”) through a Permitted Acquisition or a Permitted Foreign Acquisition during the course of any such period of four consecutive fiscal quarters, the Base CapEx Amount shall be automatically adjusted by increasing it by an amount equal to the difference between (x) 6.0% of the revenues attributable to such Acquired Person for the period of four fiscal quarters most recently ended prior to the date that such Acquired Person was acquired for which financials statements are available, minus (y) the aggregate total of all amounts actually expended by such Acquired Person on Capital Expenditures during such period of four fiscal quarters.  Capital Expenditures permitted to be made during any fiscal quarter pursuant to the terms hereof up to such Base CapEx Amount for such fiscal quarter (as adjusted as a result of Permitted Acquisitions and Permitted Foreign Acquisitions, as set forth above), if not fully expended in the fiscal quarter with respect to which such adjusted Base CapEx Amount is determined, may be carried over and expended in the next three following fiscal quarters, and any amounts so carried over shall be deemed to be the first amounts expended in such following fiscal quarters; provided that Capital Expenditures in excess of the amount set forth above may be made with Net Proceeds of Asset Sales and with the net proceeds of Condemnation Awards and Insurance Proceeds, in each case which are Not Otherwise Applied.

Section 9.9            Limitation on Dividends.  Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries; except that:

(a)           Subsidiaries may pay dividends directly or indirectly to the Company or to Wholly-Owned Domestic Subsidiaries and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries which are directly or indirectly wholly-owned by the Company;

(b)           the Company and its Subsidiaries may pay or make dividends or distributions to any holder of its capital stock in the form of additional shares of capital stock of the same class and type;

(c)           the Company may effect one or more Qualified Stock Repurchases if (i) no Default or Event of Default has occurred or would occur after giving effect thereto, (ii) the Company shall be in compliance with the financial covenants set forth in Section 9.1 in each case calculated on a pro-forma basis as of the last day of the fiscal quarter ending immediately preceding the date of such Qualified Stock Repurchase for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to such cash dividend or distribution as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter and (iii) for an aggregate consideration for all such purchases from and after June 11, 2008, aggregated with the total of all amounts paid under Section 9.12(a)(v) if (but only if) at the time of any purchase the Secured Leverage Ratio of the Company and its Consolidated Subsidiaries equals or exceeds 2.75 to 1.00 (calculated on a pro forma basis as of the last day of the fiscal quarter ending immediately preceding the date of any such Qualified Stock Repurchase for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to such Qualified Stock Repurchase as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter), not exceeding $150,000,000 in the aggregate, which amount shall be increased in the case of each such purchase if at the time such purchase is made the Secured Leverage Ratio (calculated as aforesaid) is less than 2.75 to 1.0, by any then remaining Available Amount; and

(d)           so long as no Default or Event of Default has occurred or would occur after giving effect to such declaration or payment, the Company may declare and pay cash dividends or cash distributions to any holders of its Equity Interests, provided that, after giving effect thereto the Company (i) is in pro forma compliance with the Total Leverage Ratio and the Interest Coverage Ratio at the respective levels applicable thereto at such time in accordance with Section 9.1, as each such ratio so specified is reduced (in the case of Section 9.1(a)) or increased (in the case of Section 9.1(b)) by 0.50 to 1.00 from the applicable levels set forth in Section 9.1, (ii) the Secured Leverage Ratio of the Company and its Consolidated Subsidiaries is less than 2.50 to 1.00, in each case calculated on a pro forma basis as of the last day of the fiscal quarter ending immediately preceding the effective date of such cash dividend or distribution for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to such cash dividend or distribution as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter, and (iii) each such dividend or distribution is funded solely with any then remaining Available Amount at the time such dividend or distribution is made.

Section 9.10            Transaction with Affiliates.  Enter into after the date hereof any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except (a) for transactions which are otherwise permitted under this Amended Agreement and which are in the ordinary course of the Company’s or a Subsidiary’s business and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, or (b) as permitted under Sections 9.2(b) and (i), Section 9.3(l), Sections 9.4(a), (c), (f) and (g), Section 9.5, Section 9.6(c) and (d), Section 9.7 and Section 9.9, (c) transactions among the Company and its Wholly-Owned Subsidiaries not prohibited under this Amended Agreement or (d) as set forth on Schedule 9.10; provided that nothing in this Section 9.10 shall prohibit the Company or its Subsidiaries from engaging in the following transactions:  (x) the performance of the Company’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (y) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business or (z) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business.

Section 9.11            Derivative Contracts.  Enter into any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than such contracts, arrangements or transactions entered into in the ordinary course of business for the purpose of hedging (i) any asset or obligation of the Company or any of its Subsidiaries with respect to their operations outside of the United States, (ii) the interest rate or currency exposure of the Company or any of its Subsidiaries, and (iii) the purchase requirements of the Company or any of its Subsidiaries with respect to raw materials and inventory.

Section 9.12            Other Indebtedness.

(a)           Prepayments and Repayments of Indebtedness.  Prepay, redeem, purchase, acquire, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except for:  (i) the repayment of the Obligations in accordance with this Amended Agreement; (ii) the repayment to one or more Cash Management Banks of Cash Management Obligations in accordance with one or more Cash Management Agreements; (iii) the repayment to one or more Hedge Banks of Swap Obligations in accordance with one or more Swap Contracts; (iv) regularly scheduled or required repayments or redemptions of non-subordinated Indebtedness permitted under Section 9.2; and (v) the optional repayments and prepayments of an unlimited amount of Indebtedness permitted under Section 9.2 if, after giving effect thereto, (A) no Default or Event of Default has occurred or would occur after giving effect to such repayment or prepayment, and (B) the Company shall be in compliance with the financial covenants set forth in Section 9.1 in each case calculated on a pro-forma basis as of the last day of the fiscal quarter ending immediately preceding the date of such repayment or prepayment for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to such repayment or prepayment as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter; provided, however, that if, at the time of such repayment or prepayment, the Secured Leverage Ratio of the Company and its Consolidated Subsidiaries equals or exceeds 2.75 to 1.00 (calculated on a pro forma basis as of the last day of the fiscal quarter ending immediately preceding the date of any such repayment or prepayment for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to such repayment or prepayment as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter), then the total amount of all such payments and prepayments made from and after the Existing Credit Agreement Effective Date, aggregated with the total consideration paid or payable for all Qualified Stock Repurchases made from and after June 11, 2008 under Section 9.9(c), shall not exceed $150,000,000.

(b)           Senior Notes Documents.  Waive or otherwise relinquish any of its rights or causes of action arising under or arising out of the terms of the Senior Notes or consent to any amendment, modification or supplement to the terms of the Senior Notes or the Senior Note Documents that is adverse to the interests of the Lenders except with the consent of the Required Lenders.

Section 9.13            Fiscal Year.  Permit the fiscal year of the Company to end on a day other than December 31, unless the Company shall have given at least 45 days prior written notice to the

Administrative Agent and the Company and the Required Lenders have agreed on appropriate revisions to Section 9.8 to reflect such a change in fiscal year.

Section 9.14            Amendment of Organizational Documents.  Amend any of its or any of its Subsidiary’s Organization Documents in a manner materially adverse to the interests of the Administrative Agent or the Lenders, without the  prior written consent of the Required Lenders.

Section 9.15            Limitation on Guarantees.  The Company will not permit any Subsidiary to, directly, or indirectly, incur or assume any guarantee of any Indebtedness of any other entity, unless such Subsidiary is already a Credit Party or contemporaneously therewith, effective provision is made to guarantee the Finance Obligations equally and ratably with (or on a senior secured basis to, if applicable) such other Indebtedness for so long as such other Indebtedness is so guaranteed.  Any guarantee required to be given under this Section 9.15 shall be pursuant to the Guaranty or another similar agreement in form and substance satisfactory to the Administrative Agent.

Section 9.16            Independence of Covenants.  All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

ARTICLE X
EVENTS OF DEFAULT

Section 10.1            Events of Default.  Upon the occurrence of any of the following events:

(a)           the Company shall fail (i) to pay any principal of any Loan when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with Section 2.6 or (ii) to pay any interest on any Loan or any other amount payable hereunder within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)           any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Amended Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           the Company shall default in the observance or performance of any agreement contained in Sections 8.1, 8.2, 8.8, 8.9, 8.10, or Article IX of this Amended Agreement, provided that, with respect to any default in the observance or performance of any agreement contained in Sections 8.2(c) through (e), 8.8 and 8.9(ii) through (vi), such default shall continue unremedied for a period of 10 days; or

(d)           any Credit Party shall default in the observance or performance of any other term, covenant, or agreement contained in any Credit Document, and such default shall continue unremedied for a period of 30 days; or

(e)           the Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations and any intercompany debt (which, if any such intercompany debt consists of loans or advances to the Company or to one or more Subsidiary Guarantors, is subordinated to the Finance Obligations on the terms and conditions set forth in Exhibit G)) or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, provided that the aggregate principal amount of all such Indebtedness and Contingent Obligations which would then become due or payable as described in this Section 10.1(e) would equal or exceed $25,000,000; or

(f)           (i) the Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any failure to meet the minimum funding standard (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan, (ii) a Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) shall occur with respect to, or proceedings to have a trustee appointed shall commence with respect to, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, such Reportable Event shall continue unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, such proceedings shall continue for ten days after commencement thereof or (iii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions relating to such Single Employer Plans, if any, could reasonably be expected to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance or indemnity)

of $25,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i)           except as contemplated by this Amended Agreement, any guarantee of this Amended Agreement given pursuant to the terms hereof shall cease, for any reason, and in any material respect, to be in full force and effect or any Credit Party shall so assert in writing; or

(j)           except as contemplated by this Amended Agreement or as provided in Section 12.1, any Credit Party shall breach any covenant or agreement contained in any Collateral Document with the effect that such Collateral Document shall cease to be in full force and effect or the Lien granted thereby shall cease to be a first priority Lien or any Collateral Document shall assert in writing that any Collateral Document is no longer in full force and or effect or the Lien granted thereby is no longer a first priority Lien; or

(k)           a Change of Control shall occur;

then, and in any such event, (i) if such event is an Event of Default with respect to the Company specified in clause (i) or (ii) of paragraph (f) above, automatically (A) the Commitments and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Amended Agreement and the Loans shall immediately become due and payable, (B) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate, and (C) and the obligation of the Company to Cash Collateralize the Revolving L/C Obligations shall automatically become effective; and (ii) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (A) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments and the Issuing Lender’s obligation to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligation shall immediately terminate; and (B) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company (x) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Amended Agreement and the Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (y) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations.  All payments under this Article X on account of undrawn Letters of Credit shall be made by the Company directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Company’s reimbursement obligations under Section 2.6 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company’s obligations under this Amended Agreement and the Loans as the Administrative Agent shall determine with the approval of the Required Lenders.  Except as expressly provided above in this Article X, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE XI
THE SYNDICATION AGENTS, THE DOCUMENTATION AGENTS,
THE ADMINISTRATIVE AGENT; THE ISSUING LENDER

Section 11.1             Appointment.  Each Lender hereby irrevocably designates and appoints UBS Securities LLC and Credit Suisse Securities (USA) LLC as the Syndication Agents of such Lender under this Amended Agreement and acknowledges that the Syndication Agents, in their respective capacity as such, shall have no duties or liabilities under the Credit Documents.  Each Lender hereby irrevocably designates and appoints The Royal Bank of Scotland plc, Wells Fargo Bank, N.A. and SunTrust Bank as the Documentation Agents of such Lender under this Amended Agreement and acknowledges that the Documentation Agents, in their respective capacity as such, shall have no duties or liabilities under the Credit Documents.  Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent under this Amended Agreement and irrevocably authorizes JPMCB as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Amended Agreement, none of the Agents shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against any Agent.

Section 11.2            Delegation of Duties.  The Administrative Agent may execute any of its duties under this Amended Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Without limiting the foregoing, the Administrative Agent may appoint any of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.  None of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in Section 11.3.

Section 11.3            Exculpatory Provisions.  Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder.  None of the Agents shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

Section 11.4            Reliance by Syndication Agents, Documentation Agents or Administrative Agent.  Any Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, electronic message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by any Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents.  The Agents shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

Section 11.5            Notice of Default.  None of the Agents shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Company referring to this Amended Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that any Agent receives such a notice, such Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that (i) the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to liability or that is contrary to this Amended Agreement or applicable law and (ii) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 11.6            Non-Reliance on Syndication Agents, Documentation Agents, Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by such Agent to any Lender.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder, issue and participate in the Letters of Credit and enter into this Amended Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, none of the Agents shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of any Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.

Section 11.7            Indemnification.  The Lenders severally agree to indemnify each of the Agents in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective

Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and obligations, and whether as Issuing Lender or a Participating Lender, with respect to Letters of Credit), in each case determined as of the time the applicable unreimbursed expense, obligation, loss or other amount is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by any Agent under or in connection with any of the foregoing; provided that (a) no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from any Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction and (b) Lenders holding only Incremental Term Loans shall not be required to so indemnify in respect of matters relating to Letters of Credit (with such indemnity being provided solely by Lenders holding Revolving Credit Commitments).  The agreements contained in this Section 11.7 shall survive the payment of all amounts payable hereunder.

Section 11.8            Syndication Agent, Documentation Agent and Administrative Agent in its Individual Capacity.  The Agents and their Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though each Agent were not each Agent hereunder.  With respect to its Loans made or renewed by it and any Letter of Credit issued by or participated in by it, each of the Agents shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not an Agent and the terms “Lender” and “Lenders” shall include each Agent in its individual capacities.

Section 11.9            Successor Syndication Agent, Documentation Agent or Administrative Agent.  Any Agent may resign as Agent upon 30 days’ notice to the Lenders.  The resignation of any Syndication Agent shall be effective without any further act or deed on the part of the former Syndication Agent.  The resignation of any Documentation Agent shall be effective without any further act or deed on the part of the former Documentation Agent.  If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Amended Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Credit Documents.

Any resignation by JPMCB as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and as the Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of JPMCB as a retiring Issuing Lender and as the Swing Line Lender, (ii) JPMCB, as a retiring Issuing Lender and as the Swing Line Lender, shall be discharged from all of its duties and obligations in such capacities hereunder or under the other Credit Documents and (iii) a successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, issued by JPMCB outstanding at the time of such succession or make other arrangements satisfactory to JPMCB as a retiring Issuing Lender to effectively assume the obligations of JPMCB as issuer of such Letters of Credit.

Section 11.10            Issuing Lender as Issuer of Letters of Credit.  Each Lender, each Syndication Agent and each Documentation Agent hereby acknowledges that the provisions of this Article XI shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

ARTICLE XII
MISCELLANEOUS

Section 12.1            Amendments and Waivers.  No Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 12.1.  With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided, however, that:

(i)           no such waiver and no such amendment, supplement or modification shall (A) extend the scheduled maturity of any Loan or scheduled installment of any Incremental Term Loan or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder, or reduce or forgive the principal amount thereof, or increase the amount of any Commitment of any Lender, without the consent of each Lender directly affected thereby, or (B) amend, modify or waive any provision of this Section 12.1 or the definition of Required Lenders, or alter the manner in which payments of principal, interest, or other amounts hereunder shall be applied as among the Lenders in the respective Facility (in which case, the written consent of each Lender in the respective Facility shall be required), or change the percentage of the Lenders required to waive a condition precedent under Section 7.1 or waive or amend any other provision in any of the Credit Documents which by their terms require all Lenders’ consent or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, or amend, modify or change all or any substantial part of the Collateral or pledged assets granted hereunder, or amend, modify or change the guarantee obligations of any material guarantor provided (or the requirement that they be so provided) hereunder, in each case, without the written consent of each Lender (unless otherwise specified in clause (B) of this clause (i));

(ii)           no such waiver and no such amendment, supplement or modification shall amend or waive (A) any mandatory prepayment of the Incremental Term Loans, if any, under Section 5.6 or (B) the provisions of this Section 12.1(ii) or the definition of “Required Term Lenders” without in each case the written consent of the Required Term Lenders; and

(iii)           no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Article XI without the written consent of the Agents and the Issuing Lender.

Any such waiver and any such amendment, supplement or modification described in this Section 12.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, each Agent and all future holders of the Loans.  No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Lenders.  In the case of any waiver, the Company, the Lenders and each Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything to the contrary herein, no Non-Funding Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Non-Funding Lenders), except that (x) the Commitment of any Non-Funding Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Non-Funding Lender more adversely than other affected Lenders shall require the consent of such Non-Funding Lender.

Section 12.2            Notices.  (a)  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of each Credit Party and the Administrative Agent, and as set forth on its signature page hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Company:	B/E Aerospace, Inc. 1400 Corporate Center Way Wellington, FL 33414 Attn: Thomas P. McCaffrey, CFO (or) Ryan M. Patch, General Counsel Telecopy: (561) 791-3966

With a copy to:	Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attn: Maura O’Sullivan, Esq. E-mail: mosullivan@shearman.com Telecopy: (646) 848-7897

The Administrative Agent, Collateral Agent and Issuing Lender:	JPMorgan Chase Bank, N.A. 1111 Fannin Street, 10th Floor Houston, TX 77002 Attn: John K. Swint Loan & Agency Services Fax: (713) 750-2938 Tel: (713) 750-2494

and JPMorgan Chase Bank, N.A. 270 Park Avenue New York, NY 10017 Attn: Matthew Massie Credit Risk Management Fax: (212) 270-5100 Tel: (212) 270-5432

With a copy of any notice sent to the Administrative Agent or to the Issuing Lender to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004-1980 Attn: Brian D. Murphy, Esq. E-mail: brian.murphy@friedfrank.com Telecopy: (212) 859-4000 provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.7, 5.1, 5.3, 5.4, 5.5, and 5.6 shall not be effective until received and provided, further that the failure to provide the copies of notices to the Company provided for in this Section 12.2 shall not result in any liability to any Agent or any Lender.

(b)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) or any Indemnified Person or its Related Parties have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s, an Indemnified Person’s or its Related Parties’ transmission of Company Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final an nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party, Indemnified Person or Related Party or (y) result from a claim brought by the Company or any other Credit Party against an Agent Party, an Indemnified Person or a Related Party for material breach of such Agent Party’s, Indemnified Person’s or Related Party’s obligations hereunder or under any other Credit Document in respect of Company Materials made available through electronic telecommunications or other information transmission systems, if the Company or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party, Indemnified Person or Related Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).

Section 12.3            No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.4            Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Amended Agreement, the Letters of Credit and the Loans.

Section 12.5            Payment of Expenses; Indemnification.  (a)  The Company agrees:

(i)           to pay or reimburse the Administrative Agent and the Lenders for all of their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, execution, delivery, administration, amendment, waiver and modification of, the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby and the syndication of the Loans under this Amended Agreement, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and one counsel to the Lenders, subject to receipt of supporting documentation in reasonable detail;

(ii)           to pay or reimburse each Lender and each Agent for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold each Agent and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights (including in any workout proceedings, restructuring, standstill or forbearance providing relief to the Credit Parties) under any Credit Document and any such other documents, including, without limitation, reasonable out-of-pocket fees and disbursements of counsel to each Agent and each Lender (including, but not limited to, reasonable fees and expenses of one counsel to the Lenders and one local counsel in each appropriate jurisdiction and expenses incurred in connection with travel, courier, reproduction, printing and delivery expenses), incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Amended Agreement and the documentation relating thereto, subject to receipt of supporting documentation in reasonable detail (it being agreed that the Agents and the Lenders shall have the right to employ separate counsel and the Company shall bear the reasonable out-of-pocket fees, costs, and expenses of such separate counsel if (A) the use of the selected counsel would present such counsel with a conflict of interest or (B) the actual or potential defendants in, or targets of, any such action include both the Company and the Agents and/or a Lender, and such Agent or Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Company or any other such Person);

(iii)           to pay, indemnify, and to hold each Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect thereto, or resulting from any delay in paying such recording and filing fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents; and

(iv)           to pay, indemnify, and hold each Agent and each Lender (each, an “Indemnified Person”) and their respective officers, directors, employees and agents (the officers, directors, employees, trustees, advisors and agents of any Indemnified Person are such Indemnified Person’s “Related Parties”) harmless from and against any and all other actual out-of-pocket liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable experts’ and consultants’ fees and reasonable fees and disbursements of counsel and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against any Agent, the Lenders or the Related Parties (x) arising out of or in connection with any investigation, litigation or proceeding related to this Amended Agreement, the other Credit Documents, the proceeds of the Loans, or any of the other transactions contemplated hereby or thereby, whether or not any Agent or any of the Lenders is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this Section 12.5(iv)(z) is intended to limit the Company’s obligations pursuant to Section 2.6);

(all the foregoing, collectively, the “indemnified liabilities”), provided that the Company shall have no obligation hereunder with respect to indemnified liabilities of any Indemnified Person or its Related Parties arising from the gross negligence or willful misconduct of such Indemnified Person or its Related Parties as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b)           To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnified Person and its Related Parties on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(c)           The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(d)           All amounts due under this Section 12.5 shall be payable promptly after written demand therefor.

Section 12.6            Successors and Assigns; Participations; Purchasing Lenders.  (a)  This Amended Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Agents, all future holders of the Loans, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Amended Agreement without the prior written consent of each Lender.

(b)           Any Lender other than any Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Lender Affiliates (“Participants”) participating interests in any Loan owing to such Lender, any participating interest of such Lender in the Letters of Credit, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Amended Agreement to the other parties to this Amended Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Amended Agreement and the other Credit Documents, the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Amended Agreement and the other Credit Documents; provided, however, that such Lender shall not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.1(i) that affects such Participant.  The Company agrees that if amounts outstanding under this Amended Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Amended Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Amended Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof, as provided in Section 12.7.  The Company also agrees that each Participant shall be entitled to the benefits of Sections 5.12, 5.19, 5.20, 5.21 and 5.23 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time; provided that (x) no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, (y) each Participant shall be subject to the provisions of paragraph (c) of Section 5.20 and (z) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.23 unless the Company is notified of the participation interest sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 5.23(e) and (h) as through it were a Lender.

(c)           Any Lender other than any Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, with the prior written consent of the Issuing Lender and the Swing Line Lender (in the case of the Revolving Credit Facility, at any time sell to any Lender or any Affiliate or Lender Affiliate thereof (including any Affiliate or Subsidiary of such transferor Lender) and, with the prior written consent of the Company (subject to the penultimate sentence of this clause (c)) and the Administrative Agent (which in each case shall not be unreasonably withheld, conditioned, or delayed), sell to one or more additional banks or financial institutions (an “Assignee”), all or any part of its rights and obligations under this Amended Agreement, the Notes and the other Credit Documents and, with respect to the Letters of Credit, such Lender’s L/C Participating Interest, pursuant to an Assignment and Acceptance executed by such Assignee, such assigning Lender (and by the Company, the Administrative Agent, the Issuing Lender and the Swing Line Lender, to the extent their consent is required), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (A) each such sale pursuant to this Section 12.6(c) of a Lender’s rights and obligations (I) to a Person which is not then a Lender or an Affiliate or Lender Affiliate of a Lender shall be of the entire remaining amount of the Assigning Lenders rights and obligations or, if less than such entire remaining amount, of Commitments and/or Loans of $5,000,000 (or in the case of any Incremental Term Loan Commitments  and Incremental Term Loans, $1,000,000) or more unless otherwise agreed by the Company and the Administrative Agent; and (II) to a Person which is then a Lender or an Affiliate or Lender Affiliate of a Lender may be in any amount and shall not require the consent of the Company or the Administrative Agent, and (B) each Assignee which is a Foreign Lender shall comply with the provisions of Section 5.23(e) and (h) hereof; and provided, further that the foregoing shall not prohibit a

Lender from selling participating interests in accordance with Section 12.6(b) in all or any portion of its Commitments and/or Loans (without duplication).  For purposes of clauses (A) and (B) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with the Commitments and Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Amended Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Amended Agreement, such assigning Lender shall cease to be a party hereto).  Such Assignment and Acceptance shall be deemed to amend this Amended Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Amended Agreement.  Notwithstanding anything herein to the contrary (and to the extent permitted by law), after the occurrence and during the continuance of an Event of Default any Lender may sell all or any part of its rights and obligations under this Amended Agreement without the consent of the Company.  Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Company or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 12.6(c).

(d)           The Administrative Agent acting on behalf of and as agent for the Company, shall maintain at the address of the Administrative Agent referred to in Section 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, the principal amount of any Swing Line Loans, Revolving Credit Loans and Incremental Term Loans, if any owing to, and if such Lender has any Revolving Credit Commitment, the L/C Participating Interests of, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or L/C Participating Interests recorded therein for all purposes of this Amended Agreement, notwithstanding any notice to the contrary.  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective for purposes of this Amended Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and by the Company, the Issuing Lender, the Swing Line Lender and the Administrative Agent to the extent required hereby), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which fee the Company shall have no obligation to pay and which fee may be waived by the Administrative Agent in its discretion), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company.

(f)           If, pursuant to this Section 12.6, any interest in this Amended Agreement or any Loan or Letter of Credit is transferred to any Transferee which would be a Foreign Lender upon the effectiveness of such transfer, the assigning Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the Administrative Agent and the Company) that under applicable law and treaties no Taxes will be required to be withheld by the Administrative Agent, the Company or the assigning Lender with respect to any payments to be made to such Transferee in respect of the Loans or L/C Participating Interests, (ii) to furnish to the assigning Lender (and, in the case of any Assignee registered in the Register, the Administrative Agent and the Company) such Internal Revenue Service Forms required to be furnished pursuant to Section 5.23(e) and (h) and (iii) to agree (for the benefit of the assigning Lender, the Administrative Agent and the Company) to be bound by the provisions of Section 5.23(e) and (h).

(g)           For avoidance of doubt, the parties to this Amended Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment (i) by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law and (ii) by a Lender or a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans or Notes upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this Section 12.6.

(h)           The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (h) above.

(i)           Each of the Company, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however (i) that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period forbearance and (ii) the foregoing shall not prohibit or limit the ability of any such Person to file claims against a Conduit Lender in connection with any such proceeding.

Section 12.7            Adjustments; Set-off.  (a)  Except to the extent that this Amended Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of any of its Revolving Credit Loans (other than payment of Swing Line Loans), Incremental Term Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans, Incremental Term Loans or L/C Participating Interests, as the case may be, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Revolving Credit Loans, Incremental Term Loans or L/C Participating Interests, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Company agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.  The

Administrative Agent shall promptly give the Company notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.

(b)           Upon the occurrence and during the continuance of an Event of Default specified in Section 10.1(a) or 10.1(f), each Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Company, any such notice being hereby waived by the Company, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Agent or such Lender to or for the credit or the account of the Company or any part thereof in such amounts as such Agent or such Lender may  elect, on account of the liabilities of the Company hereunder and under the other Credit Documents and claims of every nature and description of such Agent or such Lender against the Company in any currency, whether arising hereunder, or otherwise, under any other Credit Document as such Agent or such Lender may elect, whether or not such Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured.  Each Agent and each Lender shall notify the Company promptly of any such setoff made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Agent or such Lender may have.

Section 12.8            Counterparts.  This Amended Agreement may be executed by one or more of the parties to this Amended Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Amended Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

Section 12.9            Integration.  This Amended Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 12.10          GOVERNING LAW; NO THIRD PARTY RIGHTS.  THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.  THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SECTION 12.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

Section 12.11          SUBMISSION TO JURISDICTION; WAIVERS.  (a)  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)           SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF

THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 12.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(iv)           AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(b)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.12            Acknowledgements.  The Company hereby acknowledges that:

(i)           none of the Agents or any Lender has any fiduciary relationship to any Credit Party, and the relationship between the Agents and the Lenders, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor; and

(ii)           no joint venture exists among the Lenders or among any Credit Parties and the Lenders.

Section 12.13            Confidentiality.  (a)  Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Amended Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Amended Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this

Section, to (A) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Amended Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or securitization relating to the Company and its obligations, (g) with the consent of the Company or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential; provided, further, that, in the case of clauses (ii) and (iii) (other than in connection with routine regulatory examinations), unless specifically prohibited by applicable law, court order or the applicable regulatory authority, each Lender and the Administrative Agent shall use its commercially reasonable efforts to notify the Company of any such non-public information prior to disclosure hereof.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 12.14            USA Patriot Act.  Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

BE AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

UBS SECURITIES LLC, as Joint Lead Arranger, Joint Bookrunner and as Syndication Agent

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Attorney-In-Fact

Address for Notices: UBS Securities LLC 299 Park Avenue New York, NY 10171 Attention: Christopher Abbate Fax: 212-821-5766

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger, Joint Bookrunner and as Syndication Agent

By:	/s/ Jeff Cohen
	Name:	Jeff Cohen
	Title:	Managing Director

Address for Notices: Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010 Attention: Jeff Cohen Telecopy: (212) 743-1507

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

Address for Notices: UBS Loan Finance LLC 677 Washington Blvd. Stamford, CT 06901 Tel: 203 719 0544 Fax: 203 719 3390

CREDIT SUISSE AG , CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Karl Studer
	Name:	Karl Studer
	Title:	Director

By:	/s/ Claudia Siffert
	Name:	Claudia Siffert
	Title:	Assistant Vice President

Address for Notices: Credit Suisse AG, Cayman Islands Branch Eleven Madison Avenue New York, New York 10010 Attention: Karl Studer Telecopy: (212) 743-1894

THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agent and as a Lender

By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	Director

Address for Notices: The Royal Bank of Scotland plc 600 Washington Boulevard Stamford, Connecticut 06901

WELLS FARGO BANK, N.A., as Documentation Agent and as a Lender

By:	/s/ M. Walker Duvall
	Name:	M. Walker Duvall
	Title:	Senior Vice President

Address for Notices: Wells Fargo Bank, N.A. 401 N Federal Hwy, Suite 100 Boca Raton, FL 33432

SUNTRUST BANK, as Documentation Agent and as a Lender

By:	/s/ C. David Yates
	Name:	C. David Yates
	Title:	Managing Director

Address for Notices: SunTrust Bank 303 Peachtree Street NW Atlanta, Georgia 30308

THE BANK OF EAST ASIA, LIMITED, LOS ANGELES BRANCH, as a Lender

By:	/s/ Chong Tan
	Name:	Chong Tan
	Title:	VP & Credit Manager

By:	/s/ David Loh
	Name:	David Loh
	Title:	Chief Lending Officer

Address for Notices: The Bank of East Asia, Limited, Los Angeles Branch 388 East Valley Boulevard, Suite 218 Alhambra, California 91801

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Spencer Hughes
	Name:	Spencer Hughes
	Title:	Authorized Signatory

Address for Notices: The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch 1251 Avenue of the Americas New York, New York 10020-1104

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Preston Bergen
	Name:	Preston Bergen
	Title:	Senior Vice President

Address for Notices: Branch Banking and Trust Company 200 West 2nd Street, 16th Floor Winston Salem, North Carolina 27101

FIRST COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Jason Lee
	Name:	Jason Lee
	Title:	VP & General Manager

Address for Notices: First Commercial Bank, Ltd., New York Branch 750 3rd Avenue, 34th Floor New York, New York 10017

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

Address for Notices: Morgan Stanley Bank, N.A. One Utah Center 201 South Main Street, 5th Floor Salt Lake City, Utah 84111

RBC BANK (USA), as a Lender

By:	/s/ Richard Marshall
	Name:	Richard Marshall
	Title:	Market Executive, National Division

Address for Notices: RBC Bank (USA), National Division 301 Fayetteville Street, Suite 1100 Raleigh, North Carolina 27601

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Scott Umbs
	Name:	Scott Umbs
	Title:	Authorized Signatory

Address for Notices: Royal Bank of Canada Loans Administration 20 King Street West – 7th Floor Toronto, Ontario M5H 1C4

STATE BANK OF INDIA, as a Lender

By:	/s/ C. Sreenivasulu Setty
	Name:	C. Sreenivasulu Setty
	Title:	VP & Head (Syndications)

Address for Notices: State Bank of India 460 Park Avenue New York, New York 10022

TD BANK, N.A., as a Lender

By:	/s/ Marla Willner
	Name:	Marla Willner
	Title:	Senior Vice President

Address for Notices: TD Bank, N.A. 1701 Route 70 East Cherry Hill, New Jersey 08034

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Todd Meller
	Name:	Todd Meller
	Title:	Managing Director

Address for Notices: 1 Liberty Plaza, 26th Floor New York, NY 10006

Capital One Leverage Finance Corp., as a Lender

By:	/s/ Paul Dellova
	Name:	Paul Dellova
	Title:	Senior VP

Address for Notices: Capital One Leverage Finance Corp. 265 Broadhollow Road Mellville, NY 11747 Attn: Dennis Hultgren

MERCANTIL COMMERCEBANK, N.A., as a Lender

By:	/s/ Alan Hills
	Name:	Alan Hills
	Title:	Senior Vice President

Address for Notices: 220 Alhambra Circle, 2nd Floor Coral Gables, FL 33134 Attn: Waleska Rodriquez or Maria Rosales

Mizuho Corporate Bank Ltd., as a Lender

By:	/s/ Robert Gallagher
	Name:	Robert Gallagher
	Title:	Authorized Signatory

Address for Notices: Mizuho Corporate Bank, Ltd. 1800 Plaza Ten Harborside Financial Ctr Jersey City, NJ 07311 Attn: Dina Kalnitsky Tel: 201-626-9414 Fax: 201-626-9935

PNC Bank, National Association, as a Lender

By:	/s/ Jose Mazariegos
	Name:	Jose Mazariegos
	Title:	Senior Vice President

Address for Notices:
Name: Company: Title Address: Telephone: Facsimile: E-mail address:	Mary Ann Cruz PNC Bank Loan Administrator 6750 Miller Rd Brecksville, OH 44141 440-546-7442 1-866-932-2125 mary-ann.cruz@pnc.com

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ William M. Ginn
	Name:	William M. Ginn
	Title:	Executive Officer

Address for Notices: 277 Park Avenue 5th Floor New York, NY 10172

U.S. Bank N.A., as a Lender

By:	/s/ Michael P. Dickman
	Name:	Michael P. Dickman
	Title:	Vice President

Address for Notices: 425 Walnut Street, 8th floor Cincinnati, OH 45202